SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 19, 2002

Allied Waste Industries, Inc.

(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

0-19285	88-0228636
(Commission File Number)	(IRS Employer Identification No.)

15880 N. Greenway-Hayden Loop, Suite 100
Scottsdale, Arizona	85260
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (480) 627-2700

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events

As reported in our 8-K filing dated June 20, 2002, the Board of Directors of Allied Waste Industries, Inc. (the Company or Allied) acting upon a recommendation of its Audit Committee named PricewaterhouseCoopers LLP (PwC) as its independent accountants, replacing its former independent public accountant, Arthur Andersen LLP (Andersen). While Andersen’s audit of Allied’s 2001 financial statements was comprehensive and complete and resulted in an unqualified opinion, in order to provide investors with additional confidence, Allied’s management team subsequently requested PwC to re-audit the financial statements for 2001. PwC’s unqualified opinion and Allied’s 2001 financial statements are included herein. There were no adjustments or restatements to the previously filed December 31, 2001 financial results.

The following disclosure modifications were made to the Notes to the Consolidated Financial Statements to reflect (1) disclosure in footnote 19 of accounting pronouncements issued and effective after the date the original audit was completed, (2) disclosure in footnote 19 about material events which occurred subsequent to the filing of our 2001 Annual Report on Form 10-K on March 22, 2002, (3) disclosures in footnote 19 about our change in reporting segments subsequent to December 31, 2001, (4) additional detail of interest expense and capitalized interest for 2001, 2000 and 1999 in footnote 1, (5) correction of a typographical error in footnote 3 on the useful life of compactors and containers and vehicles and equipment, (6) removal of the unaudited designation from footnote 4, (7) additional information on our debt covenants in footnote 5, and (8) reclassification of certain amounts in the Consolidating Financial Statements in footnote 18 to conform to current year presentation. Andersen did not audit the modifications discussed above since all modifications were a result of events occurring or actions taken subsequent to the original filing.

Additionally, as a result of the departure from Andersen of persons formerly engaged on our audits, Andersen is no longer in a position to consent to the inclusion or incorporation by reference in any filing of their report on our audited financial statements for the years ended December 31, 2000 and 1999. Investors, in any subsequent offerings for which we use an Andersen audit report, will not be entitled to recovery against Andersen under Section 11 of the Securities Act of 1933 for any material misstatements or omissions in those financial statements. Management is not aware of any such material misstatements or omissions.

Item 7. Financial Statements and Exhibits

(i)	Report of Independent Accountants by PricewaterhouseCoopers LLP

(ii)	Report of Independent Accountants by Arthur Andersen LLP

(iii)	Consolidated Balance Sheets as of December 31, 2001 and 2000

(iv)	Consolidated Statements of Operations for the Three Years Ended December 31, 2001

(v)	Consolidated Statements of Stockholders’ Equity for the Three Years Ended December 31, 2001

(vi)	Consolidated Statements of Cash Flows for the Three Years Ended December 31, 2001

(vii)	Notes to Consolidated Financial Statements

Report of Independent Accountants

To the Board of Directors and Shareholders
of Allied Waste Industries, Inc.

In our opinion, the accompanying consolidated balance sheet as of December 31, 2001 and the related consolidated statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Allied Waste Industries, Inc. and its subsidiaries at December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Company as of December 31, 2000 and for each of the two years in the period ended December 31, 2000, prior to revisions, were audited by other independent accountants whose report dated February 8, 2002 expressed an unqualified opinion on those statements.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments as of January 1, 2001.

PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona
August 12, 2002

THE FOLLOWING REPORT IS A COPY OF A REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN
LLP. THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP AND ARTHUR
ANDERSEN LLP DID NOT CONSENT TO THE USE OF THIS REPORT IN THIS FORM 8-K OR ANY
PREVIOUSLY FILED REGISTRATION STATEMENTS

Report of Independent Public Accountants

To Allied Waste Industries, Inc.:

We have audited the accompanying consolidated balance sheets of Allied Waste Industries, Inc., (a Delaware corporation) and subsidiaries as of December 31, 2001* and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001*. These financial statements and the schedule referred to below are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allied Waste Industries, Inc. and subsidiaries as of December 31, 2001* and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001*, in conformity with accounting principles generally accepted in the United States.

As explained in Note 1 to the financial statements, effective January 1, 1999, the Company changed its method of accounting for the capitalization of interest, and effective January 1, 2001*, the Company changed its method for accounting for derivatives.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II listed in Item 14 of Part IV herein** is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Phoenix, Arizona
February 8, 2002 *

*	Subsequent to the date of this report, the Consolidated Balance Sheet as of December 31, 2001 and the related Consolidated Statements of Operations, Stockholders’ Equity and Cash Flows for the year then ended were audited by PwC whose report appears on page 4 of this current report on Form 8-K. See Item 5 of this current report on Form 8-K for a discussion of changes made to the original Notes to Consolidated Financial Statements, with respect to which Arthur Andersen LLP did not audit the changes.

**	This is a reference to Part IV of our Annual Report on Form 10-K for the year ended December 31, 2001. This schedule has not been reproduced.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31,

	2001	2000

ASSETS

Current Assets —

Cash and cash equivalents	$158,841	$122,094

Accounts receivable, net of allowance of $31,876 and $43,099	751,416	823,259

Prepaid and other current assets	132,026	119,483

Deferred income taxes, net	156,203	206,867

Total current assets	1,198,486	1,271,703

Property and equipment, net	4,010,886	3,860,538

Goodwill, net	8,556,877	8,717,438

Other assets, net	580,844	663,955

Total assets	$14,347,093	$14,513,634

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities —

Current portion of long-term debt	$22,130	$13,997

Accounts payable	456,063	476,333

Accrued closure, post-closure and environmental costs	126,885	153,226

Accrued interest	192,872	165,954

Other accrued liabilities	402,816	564,154

Unearned revenue	232,769	226,088

Total current liabilities	1,433,535	1,599,752

Long-term debt, less current portion	9,237,503	9,635,124

Deferred income taxes	418,836	358,637

Accrued closure, post-closure and environmental costs	878,006	880,580

Other long-term obligations	624,390	271,882

Commitments and contingencies

Series A senior convertible preferred stock, 1,000 shares authorized, issued and outstanding, liquidation preference of $1,169 and $1,096 per share	1,169,044	1,096,046

Stockholders’ Equity —

Common stock; $0.01 par value; 300,000 authorized shares; 196,236 and 196,109 shares issued and outstanding	1,962	1,961

Additional paid-in capital	1,055,353	1,114,554

Accumulated other comprehensive loss	(85,120)	—

Retained deficit	(386,416)	(444,902)

Total stockholders’ equity	585,779	671,613

Total liabilities and stockholders’ equity	$14,347,093	$14,513,634

The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Year Ended December 31,

	2001	2000	1999

Revenues	$5,565,260	$5,707,485	$3,341,071

Cost of operations excluding acquisition related and unusual costs	3,195,209	3,280,027	1,948,964

Selling, general and administrative expenses excluding acquisition related and unusual costs	438,744	417,558	231,366

Depreciation and amortization	466,323	450,794	273,368

Goodwill amortization	226,713	223,244	110,726

Acquisition related and unusual costs	27,785	100,841	588,855

Non-cash loss on asset sale	107,011	26,486	—

Operating income	1,103,475	1,208,535	187,792

Equity in earnings of unconsolidated affiliates	(14,072)	(50,788)	(20,785)

Interest income	(6,072)	(4,127)	(7,212)

Interest expense	853,653	882,282	443,044

Income (loss) before income taxes	269,966	381,168	(227,255)

Income tax expense (benefit)	190,834	237,540	(8,756)

Minority interest	3,673	5,975	2,751

Income (loss) before extraordinary loss and cumulative effect of change in accounting principle	75,459	137,653	(221,250)

Extraordinary loss, net of income tax benefit	16,973	13,266	3,223

Cumulative effect of change in accounting principle, net of income tax benefit	—	—	64,255

Net income (loss)	58,486	124,387	(288,728)

Dividends on preferred stock	73,012	68,452	27,789

Net income (loss) available to common shareholders	$(14,526)	$55,935	$(316,517)

Basic EPS:

Income (loss) available to common shareholders before extraordinary loss and cumulative effect of change in accounting principle, net of income tax benefit	$0.01	$0.37	$(1.33)

Extraordinary loss, net of income tax benefit	(0.08)	(0.07)	(0.02)

Cumulative effect of change in accounting principle, net of income tax benefit	—	—	(0.34)

Net income (loss) available to common shareholders	$(0.07)	$0.30	$(1.69)

Weighted average common shares	189,583	188,814	187,801

Diluted EPS:

Income (loss) available to common shareholders before extraordinary loss and cumulative effect of change in accounting principle, net of income tax benefit	$0.01	$0.36	$(1.33)

Extraordinary loss, net of income tax benefit	(0.08)	(0.07)	(0.02)

Cumulative effect of change in accounting principle, net of income tax benefit	—	—	(0.34)

Net income (loss) available to common shareholders	$(0.07)	$0.29	$(1.69)

Weighted average common and common equivalent shares	194,906	191,122	187,801

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

						Comprehensive
						Loss for the
			Accumulated		Total	Twelve Months
	Common	Additional	Comprehensive	Retained	Stockholders’	Ended
	Stock	Paid-In Capital	Loss	Deficit	Equity	December 31,

Balance as of December 31, 1998	$1,845	$1,182,688	$—	$(280,678)	$903,855

Common stock issued, net	2	220	—	—	222

Stock options, net	14	20,480	—	—	20,494

Dividends declared on Series A senior convertible preferred stock	—	(27,789)	—	—	(27,789)

Net loss	—	—	—	(288,728)	(288,728)	$(288,728)

Equity transactions of pooled Companies	24	3,582	—	117	3,723

Other comprehensive income, net of tax	—	—	—	—	—	—

Balance as of December 31, 1999	$1,885	$1,179,181	$—	$(569,289)	$611,777	$(288,728)

Common stock issued, net	73	2,670	—	—	2,743

Stock options, net	3	1,155	—	—	1,158

Dividends declared on Series A senior convertible preferred stock	—	(68,452)	—	—	(68,452)

Net income	—	—	—	124,387	124,387	$124,387

Other comprehensive income, net of tax	—	—	—	—	—	—

Balance as of December 31, 2000	$1,961	$1,114,554	$—	$(444,902)	$671,613	$124,387

Common stock issued, net	(6)	5,477	—	—	5,471

Stock options, net	7	8,334	—	—	8,341

Dividends declared on Series A senior convertible preferred stock	—	(73,012)	—	—	(73,012)

Net income	—	—	—	58,486	58,486	$58,486

Other comprehensive loss, net of tax:

Cumulative effect of change in accounting principle	—	—	(45,193)	—	(45,193)	(45,193)

Net loss deferred on hedging derivatives	—	—	(89,194)	—	(89,194)	(89,194)

Less: Net loss on hedging derivatives reclassified to earnings	—	—	49,267	—	49,267	49,267

Balance as of December 31, 2001	$1,962	$1,055,353	$(85,120)	$(386,416)	$585,779	$(26,634)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,

	2001	2000	1999

Operating activities —

Net income (loss)	$58,486	$124,387	$(288,728)

Adjustments to reconcile net income (loss) to cash provided by operating activities—

Provisions for:

Depreciation and amortization	693,036	674,038	384,094

Non-cash acquisition related and unusual costs and loss on asset sales	107,011	26,486	105,186

Cumulative effect of change in accounting principle, net of income tax benefit	—	—	64,255

Undistributed earnings of equity investment in unconsolidated affiliates	(14,072)	(38,190)	13,217

Doubtful accounts	23,937	19,463	10,305

Accretion of debt and amortization of debt issuance costs	42,658	44,219	27,155

Deferred income tax provision (benefit)	169,533	193,054	(115,964)

Gain on sale of fixed assets	(13,862)	(10,513)	(5,346)

Extraordinary loss due to early extinguishments of debt, net of income tax benefit	12,348	13,266	3,223

Change in operating assets and liabilities, excluding the effects of purchase acquisitions—

Accounts receivable, prepaid expenses, inventories and other	(8,376)	3,238	(100,586)

Accounts payable, accrued liabilities, unearned income, stock option tax benefits and other	(21,951)	(41,859)	13,099

Non-recurring acquisition accruals	(115,106)	(167,542)	382,643

Closure and post-closure provision	67,202	61,727	35,242

Closure, post-closure and environmental expenditures	(95,630)	(98,458)	(38,784)

Cash provided by operating activities	905,214	803,316	489,011

Investing activities —

Cost of acquisitions, net of cash acquired	(249,462)	(802,876)	(7,589,597)

Proceeds from divestitures, net of cash divested	359,866	1,039,182	468,880

Accruals for acquisition price and severance costs	(1,668)	(27,820)	15,171

Net distributions from (contributions to) unconsolidated affiliates	—	15,372	(17,011)

Capital expenditures, excluding acquisitions	(500,912)	(389,918)	(339,192)

Capitalized interest	(45,704)	(45,352)	(25,474)

Proceeds from sale of fixed assets	30,879	42,874	53,246

Change in deferred acquisition costs, notes receivable and other	(27,047)	(41,413)	(28,555)

Cash used for investing activities	(434,048)	(209,951)	(7,462,532)

Financing activities —

Net proceeds from sale of common stock and exercise of stock options and warrants	6,401	1,724	10,198

Net proceeds from sale of preferred stock	—	—	973,881

Proceeds from long-term debt, net of issuance costs	2,755,829	2,202,000	8,672,295

Repayments of long-term debt	(3,196,649)	(2,796,400)	(2,601,190)

Cash provided by (used for) financing activities	(434,419)	(592,676)	7,055,184

Increase in cash and cash equivalents	36,747	689	81,663

Cash and cash equivalents, beginning of year	122,094	121,405	39,742

Cash and cash equivalents, end of year	$158,841	$122,094	$121,405

         The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Allied Waste Industries, Inc., (“Allied”, “we” or “the Company”), a Delaware corporation, is the second largest, non-hazardous solid waste management company in the United States, as measured by revenues. We provide non-hazardous waste collection, transfer, recycling and disposal services in 39 states geographically identified as the Atlantic, Central, Great Lakes, Midwest, Northeast, Southeast, Southwest and West regions of the United States.

On July 30, 1999, we completed the acquisition of Browning-Ferris Industries, Inc. (“BFI”) for approximately $7.7 billion of cash and the assumption of approximately $1.9 billion of BFI debt. Prior to the acquisition, BFI was the second largest non-hazardous solid waste company in North America and provided integrated solid waste management services, including residential, commercial and industrial collection, transfer, disposal and recycling.

Principles of consolidation and presentation —

The Consolidated Financial Statements include the accounts of Allied and our subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

Certain reclassifications have been made to the prior period financial statements to conform to the current year presentation.

Cash and cash equivalents —

The Company utilizes a cash management system under which a book balance cash overdraft exists for the Company’s primary disbursement accounts. This overdraft represents uncleared checks in excess of cash balances in bank accounts. The Company’s funds are transferred on an as-needed basis to pay for clearing checks. At December 31, 2001 and 2000, cash overdrafts of $147.0 million and $149.5 million, respectively, were included in accounts payable. The Company considers any liquid investments with an original maturity of three months or less to be cash equivalents. Amounts are stated at quoted market prices.

Concentration of credit risk —

Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents and trade receivables. We place our cash and cash equivalents with high quality financial institutions and manage the amount of credit exposure with any one financial institution.

We provide services to approximately 10 million residential, commercial and industrial customers throughout the United States. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising our customer base. We perform ongoing credit evaluations of our customers, but do not require collateral to support customer receivables. We establish an allowance for doubtful accounts based on payment performance factors, historical trends and other information.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill —

Goodwill is the cost in excess of fair value of identifiable assets in business combinations accounted for using the purchase method of accounting and has been amortized on a straight-line basis over 40 years. We have not amortized any goodwill for assets acquired subsequent to June 30, 2001 and beginning January 1, 2002, we no longer amortize any goodwill in accordance with the adoption of Statement of Financial Accounting Standards No. 142, (“SFAS 142”), Goodwill and Other Intangible Assets. See recently issued accounting pronouncements. We have allocated goodwill when appropriate, to the operating assets based on a percentage of acquired assets’ earnings before interest, taxes, depreciation and amortization (“EBITDA”) to the total acquired EBITDA. We review goodwill for impairment whenever events or changes in circumstances indicate that the remaining estimated useful life of goodwill might warrant revision or that the balance may not be recoverable. We evaluate possible impairment by comparing estimated future cash flows, before interest expense and on an undiscounted basis, to the net book value of assets including goodwill. If undiscounted cash flows are insufficient to recover assets, further analysis is performed in order to determine the amount of the impairment. We record an impairment loss equal to the amount by which the carrying amount of the assets exceeds their fair market value. Fair market value is usually determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. In instances where goodwill is identified with assets that are subject to an impairment loss, the carrying amount of the identified goodwill is reduced before making any reduction to the carrying amounts of impaired tangible long-lived assets. Goodwill amortization of $226.7 million, $223.2 million and $110.7 million was recorded for the years ended December 31, 2001, 2000 and 1999, respectively. Accumulated goodwill amortization was $635.2 million and $408.5 million at December 31, 2001 and 2000, respectively.

Other assets —

At December 31, 2001 and 2000, respectively, other assets include investments in unconsolidated affiliates of $179.9 million and $238.3 million, deferred financing costs of $175.0 million and $189.2 million, prepaid pension asset of $100.0 million and $80.1 million, landfill closure deposits of $36.6 million and $32.7 million, deferred contract costs of $21.9 million and $13.2 million and other miscellaneous non-current assets. Deferred finance and deferred contract charges include costs incurred to obtain financing and to acquire businesses. Upon funding of debt offerings, deferred financing costs are capitalized as debt issuance costs and amortized using the effective interest method over the life of the related debt. Direct costs related to acquisitions under evaluation are capitalized and reviewed for realization on a periodic basis. Miscellaneous assets include consulting and non-competition agreements, which are amortized in accordance with the terms of the respective agreements and contracts, generally not exceeding five years.

Other current liabilities —

At December 31, 2001 and 2000, respectively, other liabilities include the current portion of non-recurring acquisition accruals of approximately $75.0 million and $165.2 million, accrued payroll of $49.8 million and $48.9 million and other miscellaneous current liabilities.

Accrued closure and post-closure costs —

Accrued closure and post-closure costs represent an estimate of the present value of the future obligation associated with closure and post-closure monitoring of non-hazardous solid waste landfills we currently own and/or operate or have retained upon divestiture. Site specific closure and post-closure engineering cost estimates are prepared annually for landfills owned and/or operated by us for which we are responsible for closure and post-closure. For active landfills, the impact of changes determined to be changes in estimates, based on the annual update, are accounted for on a prospective basis except for instances where the cost expenditure will occur within 12 months. The present value of estimated future costs are accrued on a per unit basis as landfill disposal capacity is consumed. Discounting of future costs is applied where we believe that both the amounts and timing of related payments are reliably determinable. Changes in estimates for closed landfill sites are recognized when determined.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Environmental costs —

We accrue for costs associated with environmental remediation obligations when such costs are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value, as the timing of cash payments is not reliably determinable. Recoveries of environmental remediation costs from other parties are recorded when their receipts are deemed probable. Environmental liabilities and apportionment of responsibility among potentially responsible parties are accounted for in accordance with the guidance provided by the American Institute of Certified Public Accountants Statement of Position 96-1 (“SOP 96-1”) Environmental Remediation Liabilities.

Self-Insurance —

During 2001, we were partially self-insured for general liability, automobile and workers’ compensation insurance with varying loss thresholds up to $1 million per incident. During 2000, this program was completely premium-based and had no deductibles. During both 2001 and 2000, we were fully self-insured for employee group health claims.

A self-insurance reserve was established for our liability for unpaid claims. The liability for unpaid claims and associated expenses, including claims incurred but not reported, is determined using actuarial valuations provided by independent companies. We use a third party to track and evaluate actual claims experience for consistency of data used in the annual actuarial valuation. At December 31, 2001 and 2000, we had self-insurance reserves totaling $88.1 million and $22.4 million, respectively.

Other long-term obligations —

At December 31, 2001 and 2000, respectively, other long-term obligations include the minority interest in consolidated subsidiaries of $182.3 million and $3.3 million (see note 3), the non-current portion of non-recurring acquisition accruals of $217.6 million and $196.9 million, derivative liabilities for interest rate swap contracts of $140.7 million and none (see note 6), and other obligations not expected to be paid within the following year.

Revenue —

Our revenues result primarily from fees charged to customers for waste collection, transfer, recycling and disposal services. We generally provide collection services under direct agreements with our customers or pursuant to contracts with municipalities. Commercial and municipal contract terms generally range from one to five years and commonly have renewal options. Our landfill operations include both company-owned landfills and landfills that we operate on behalf of municipalities.

Advance billings are recorded as unearned revenue, and revenue is recognized when services are provided, usually within 90 days.

Loss contracts —

We review our revenue producing contracts in the ordinary course of business to determine if the direct costs, exclusive of any non-variable costs, to service the contractual arrangements exceed the revenues to be produced by the contract. Any resulting excess direct costs over the life of the contract are expensed at the time of such determination.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Change in accounting principle — capitalized interest

In 1999, we evaluated our capitalized interest policy to assess the comparability of the calculation with the change in the business strategy resulting from the acquisition of BFI. Previously our strategy was focused on the acquisition and development of waste disposal capacity. Through the BFI acquisition, we substantially achieved our previous strategy and are now focusing on the increased utilization of landfill capacity. As a result of this assessment, we changed the method of calculating capitalization of interest under SFAS No. 34, Capitalization of Interest Cost. Previously, interest was capitalized using a method that defined the area of a landfill under development as all acreage considered available for development. Actual acquisition, permitting and construction costs incurred related to the area under development qualified for interest capitalization. Any costs incurred related to areas already developed and accepting waste no longer qualified for interest capitalization. Under the new methodology, the area of a landfill under development was defined as only the portion of the permitted acreage currently undergoing active cell development. The effect of this change in definition is to substantially reduce the acreage qualifying for interest capitalization. The costs upon which interest is capitalized continue to include the actual acquisition, permitting and construction costs incurred for cell development. Consistent with the prior policy, as construction of an area is completed and the area becomes available for use, the cell no longer qualifies for interest capitalization. The impact of the change in accounting principle was a cumulative charge of approximately $64.3 million net of income taxes for the year ended December 31, 1999.

During the year ended December 31, 2001, 2000 and 1999, we incurred $856.7 million, $908.2 million and $486.9 million of interest expense, of which $45.7 million, $45.4 million and $25.5 million was capitalized.

Change in accounting principle — derivatives

Effective January 1, 2001, we changed our method of accounting for derivative financial instruments in accordance with the adoption of SFAS 133, Accounting for Derivatives Instruments and Hedging Activities, as amended by SFAS 138, Accounting for Certain Derivative Instruments and Hedging Activities. See note 6 on Derivative Instruments and Hedging Activities.

Non-recurring acquisition accruals and acquisition related and unusual costs —

At the time of an acquisition accounted for under the purchase method of accounting, we evaluate and adjust existing accruals to represent our estimate of the future costs to settle the assumed liabilities. Assumed liabilities are considered in the allocation of purchase price and goodwill valuation. Liabilities related to restructuring and abandonment activities, loss contracts or changes in estimates of environmental, litigation and regulatory compliance costs are charged to acquisition related and unusual costs in the period in which the acquisition is completed. Any subsequent changes to these estimates are also charged to acquisition related and unusual costs. At December 31, 2001 and 2000, we had approximately $292.6 million and $362.1 million, respectively, of non-recurring acquisition accruals remaining on our consolidated balance sheets, consisting primarily of loss contract, litigation, insurance liabilities and other commitments associated with the acquisition of BFI. Expenditures against non-recurring acquisition accruals, including severance costs in 2001 and 2000 were $116.8 million and $195.4 million, respectively.

During 2001, we recorded approximately $27.8 million of acquisition related and unusual costs primarily related to the billing system conversion associated with the acquisition of BFI. These non-recurring costs are decreasing as transition efforts are substantially complete at December 31, 2001.

During 2000, we recorded approximately $100.8 million of acquisition related and unusual costs primarily associated with the acquisition of BFI. These costs are comprised primarily of approximately $75.2 million of transition costs related to transitional employees, duplicative facilities and operations, and the billing system conversion which were expensed as incurred. Additionally, we charged $30.2 million related to changes in estimated loss contract provisions, restructuring and abandonment liabilities, litigation liabilities and environmental related matters and reversed approximately $4.6 million of accruals established in connection with the acquisition of BFI.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 1999, we recorded $524.3 million of acquisition related and unusual costs associated with the $9.6 billion acquisition of BFI in July 1999. These costs are comprised of approximately $267.0 million related to changes in estimates of environmental liabilities as a result of assessments performed by third-party and in-house engineers and legal counsel; $93.5 million related to changes in estimates of litigation liabilities for employee-related, regulatory and other commercial litigation matters; $77.4 million for costs related to transitional employees and duplicative facilities and operations; $33.8 million related to commitment fees for financing which was ultimately not required; $32.6 million related to future anticipated losses on specifically-identified contracts; and $20.0 million for changes to self-insurance accruals based upon third-party actuarial reviews.

Also during 1999, we recorded approximately $43.5 million for non-cash asset impairments for Allied assets held for sale; $26.1 million representing the write off of deferred charges for previously targeted acquisitions no longer pursued; $1.8 million for non-cash asset impairments related to duplicative facilities; and $0.4 million in restructuring and abandonment costs related to other 1999 acquisitions. In addition, $7.2 million of accrued acquisition related costs associated with 1998 acquisitions were reversed to acquisition related and unusual costs.

Non-cash loss on asset sale —

In February 2001, we decided to accept an offer and sold certain non-integrated operations in the Northeast region for approximately $53 million. In connection with our strategic business model and ongoing review of the operations, we determined that the sale of such assets would allow us to deploy proceeds from the sale to purchase more productive assets in other markets that improve our market density and internalization. We initially used the proceeds to repay debt, and subsequently redeployed the proceeds to purchase other assets. The carrying value of the assets sold was approximately $160 million at the time of the sale. In connection with this sale, we recorded a non-cash loss of approximately $107 million ($65 million, net of income tax benefit). Revenues and net operating income of the sold operations represent less than 1% of our consolidated revenue and net operating income for the period prior to the sale during 2001. The assets were held for use and were not previously impaired based on the criteria and analysis under SFAS 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of.

During 2000, we recorded $26.5 million of non-cash impairment related to divestitures of certain operations.

If we have changes in events or circumstances including the determination to divest of certain assets, we could incur other non-cash charges to earnings.

Extraordinary losses —

In November 2001, we repaid $736.9 million of the tranche A, B and C term loan facility prior to its maturity date, with net proceeds from the issuance of $750 million senior notes. In connection with this repayment, we recognized an extraordinary charge for the early extinguishment of the debt of approximately $12.4 million ($7.5 million, net of income tax benefit) related to the write-off of deferred debt issuance costs.

In January 2001, we repaid $589.5 million of the tranche A, B and C term loan facility prior to its maturity date, with net proceeds from the issuance of $600 million senior notes. In connection with this repayment, we recognized an extraordinary charge for the early extinguishment of the debt of approximately $15.6 million ($9.5 million, net of income tax benefit) related to the write-off of deferred debt issuance costs.

During 2000, we repaid the asset sale term loan and tranche D term loan facilities prior to the respective maturity date. In connection with these repayments, we recognized extraordinary charges for the early extinguishment of the debt of approximately $21.9 million ($13.3 million, net of income tax benefit) related to the write-off of deferred debt issuance costs.

In July 1999, we repaid our credit facility prior to its maturity date. In connection with this repayment, we recognized a non-cash extraordinary charge for the early extinguishment of the debt of approximately $5.3 million ($3.2 million net of income tax benefit) related to the write-off of deferred debt issuance costs.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statements of cash flows —

The supplemental cash flow disclosures and non-cash transactions for the three years ended December 31, 2001 are as follows (in thousands):

	Year Ended December 31,

	2001	2000	1999

Supplemental Disclosures -

Interest paid (net of amounts capitalized)	$784,423	$853,770	$312,623

Income taxes paid (refunds received)	56,914	27,876	(74,855)

Non-Cash Transactions -

Common stock, preferred stock or warrants issued in acquisitions or as commissions	$—	$—	$1,573

Debt incurred or assumed in acquisitions	2,146	5,326	1,801,053

Liabilities incurred or assumed in acquisitions	176,632	88,142	49,109

Dividends on preferred stock	73,012	68,452	27,789

Use of estimates —

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Final settlement amounts could differ from those estimates.

Fair value of financial instruments —

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS 107, Disclosures About Fair Value of Financial Instruments (SFAS 107). Our financial instruments as defined by SFAS 107 include cash, money market funds, accounts receivable, accounts payable and long-term debt. We have determined the estimated fair value amounts at December 31, 2001 using available market information and valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates may not be indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or valuation methodologies could have a material effect on the estimated fair value amounts.

The carrying value of cash, money market funds, accounts receivable and accounts payable approximate fair values due to the short-term maturities of these instruments (See notes 5 and 6 for fair value of debt and derivative instruments).

Stock-based compensation plans —

We account for our stock-based compensation plans under Accounting Principles Board Opinion No. 25, (APB 25) Accounting for Stock Issued to Employees and the related interpretations, which does not require a charge to the statement of operations for the estimated fair value of stock options issued with an exercise price equal to the fair value of the common stock on the date of grant. SFAS 123, Accounting for Stock-based Compensation (SFAS 123), requires that companies, which do not elect to account for stock-based compensation as prescribed by this statement, disclose the pro forma effects on earnings and earnings per share as if SFAS 123 had been adopted. Additionally, certain other disclosures with respect to stock compensation and the related assumptions are used to determine the pro forma effects of SFAS 123 (see note 11).

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recently issued accounting pronouncements —

In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS 143, Accounting for Asset Retirement Obligations (SFAS 143), which outlines standards for accounting for an obligation associated with the retirement of a long-lived tangible asset. This standard will apply to our accounting for landfill closure and post-closure obligations. We are required to adopt SFAS 143 by January 1, 2003 and are currently assessing the impact, if any, that this statement will have on our consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), which supercedes SFAS 121. SFAS 144 provides a single accounting model for impairment of long-lived assets held for use and for long-lived assets that are to be disposed of by sale (including discontinued operations). SFAS 144 does not cover impairment of goodwill. We adopted SFAS 144 on January 1, 2002. There was no impact on our consolidated financial statements.

In July 2001, the FASB issued SFAS 141, Business Combinations (SFAS 141) and SFAS 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001, and eliminates the pooling-of-interest method. Adoption of this standard did not have a material impact on our consolidated financial statements. The effective date for SFAS 142 was fiscal years beginning after December 15, 2001.

SFAS 142, among other things, eliminates the amortization of goodwill and instead requires an annual assessment of goodwill impairment by applying a fair value based test. SFAS 142 required that any goodwill recorded in connection with an acquisition consummated on or after July 1, 2001 not be amortized. During the years ended December 31, 2001 and 2000, the Company recorded goodwill amortization of $226.7 million and $223.2 million, respectively. We have evaluated the impact of this statement and tested our existing goodwill for realizability and determined that we have no impairment of our goodwill and therefore no impact upon adoption to our consolidated financial statements effective January 1, 2002. Total net unamortized goodwill at December 31, 2001 is approximately $8.6 billion, of which approximately $6.9 billion is not deductible for income tax purposes.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Business Combinations

Acquisitions accounted for under the poolings-of-interests method are reflected in the results of operations as if the acquisition occurred on the first day of the earliest year presented. Acquisitions accounted for under the purchase method are reflected in the results of operations since the effective date of the acquisition. For those acquisitions accounted for using the purchase method, we allocate the cost of the acquired business to the assets acquired and liabilities assumed based upon their estimated fair values. These estimates are revised during the allocation period as necessary when, and if, information regarding contingencies becomes available to further define and quantify assets acquired and liabilities assumed. The allocation period generally does not exceed one year. To the extent contingencies are resolved or settled during the allocation period, such items are included in the revised allocation of the purchase price. Purchase accounting adjustments, acquisition related costs and other possible charges that may arise from the acquisitions may materially impact our future Consolidated Balance Sheets and Statements of Operations.

The following table summarizes acquisitions for the three years ended December 31, 2001, excluding the acquisition of BFI:

	2001	2000	1999

Number of businesses acquired accounted for as:

Poolings-of-interests	—	—	2

Purchases	53	50	52

Total acquisitions	53	50	54

Total consideration (in millions)	$264.4	$853.9	$467.5

Shares of common stock issued (in millions)	—	—	1.6

Unaudited pro forma statement of operations data —

For companies acquired during 2001, the unaudited pro forma effect assuming the 2001 acquisitions were acquired as of January 1, 2000 would have increased reported consolidated revenues by approximately $95.6 million and $176.7 million for the years ended December 31, 2001 and 2000, respectively. Our reported net income and earnings per share, excluding extraordinary losses, for the years ended December 31, 2001 and 2000 were not significantly impacted by the proforma effect of these acquisitions. These pro forma results do not purport to be indicative of our Consolidated Statements of Operations that might have occurred, nor which might occur in the future.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.     Property and Equipment

Property and equipment are recorded at cost, which includes interest to finance the acquisition and construction of major capital additions during the development phase, primarily landfills and transfer stations, until they are completed and ready for their intended use. Depreciation is provided on the straight-line method over the estimated useful lives of buildings and improvements (30-40 years), vehicles and equipment (3-15 years), containers and compactors (5-10 years) and furniture and office equipment (3-8 years). We do not assume a residual value on our depreciable assets. In accordance with SFAS 121, we evaluate long-lived assets, such as property and equipment, and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.

The cost of landfill airspace, including original acquisition cost and incurred and projected landfill construction costs, is amortized over the capacity of the landfill based on a per unit basis as landfill airspace is consumed. We periodically review the realizability of our investment in operating landfills. Should events and circumstances indicate that any of our landfills be reviewed for possible impairment, such review for recoverability will be made in accordance with Emerging Issues Task Force Discussion Issue No. 95-23 (“EITF 95-23”) The Treatment of Certain Site Restoration/Environmental Exit Costs When Testing a Long-Lived Asset for Impairment. The EITF outlines how cash flows for environmental exit costs should be determined and measured.

Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs, which do not improve assets or extend their useful lives, are charged to expense as incurred. For the years ended December 31, 2001, 2000 and 1999, maintenance and repair expenses charged to cost of operations were $410.6 million, $430.0 million and $275.6 million, respectively. When property is retired, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized.

Property and equipment at December 31, 2001 and 2000 is as follows (in thousands):

	2001	2000

Land and improvements	$432,875	$406,700

Land held for permitting as landfills(1)	131,445	127,778

Landfills	2,269,407	1,997,733

Buildings and improvements	443,149	444,348

Vehicles and equipment	1,563,394	1,411,068

Containers and compactors	731,186	672,175

Furniture and office equipment	42,232	39,578

	5,613,688	5,099,380

Accumulated depreciation and amortization	(1,602,802)	(1,238,842)

	$4,010,886	$3,860,538

(1)	These properties have been approved for use as landfills, and we are currently in the process of obtaining the necessary permits.

On April 30, 2001, four subsidiaries were created to purchase fixed assets including vehicles, equipment, containers and compactors employed in our business. We own 1% of these subsidiaries and the remaining 99% is owned by subsidiaries of American Ref-Fuel Company LLC. However, since we exercise full operational control of these entities, their assets, liabilities and results from operations are included in our consolidated financial statements. The Consolidated Balance Sheets include the fixed assets purchased by these entities and related debt to fund these purchases. Additionally, we have a recorded minority interest liability of approximately $180 million related to the outside ownership interest, which is included in other long-term obligations on the Consolidated Balance Sheets. The Consolidated Statements of Operations include the depreciation expense related to the fixed assets purchased and interest expense related to the debt. Additionally, the Consolidated Statements of Cash Flows reflect all purchases of equipment by these entities as capital expenditures.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.     Investments In Unconsolidated Affiliates

On April 30, 2001, American Ref-Fuel Company LLC, a joint venture of Duke Energy North America and United American Energy Corporation, acquired our 100% ownership interest in the Ref-Fuel Chester, Pennsylvania facility; our 50% interest in the Rochester, Massachusetts facility; and our 51% interest in Ref-Fuel’s marketing company. The ownership structure of the four remaining Ref-Fuel facilities located in New York, New Jersey, and Connecticut was modified to give American Ref-Fuel Company LLC operational control of those entities. This transaction allowed us to reduce our debt requirements by approximately $300 million and reduced our letter of credit requirements by $200 million. In 2000, these operations generated approximate annual revenues, operating income and equity earnings of $70 million, $15 million, and $50 million, respectively.

In connection with the modification of the ownership structure of the Ref-Fuel facilities on April 30, 2001, we retained a minority ownership interest in these entities. Our equity investment in these entities was approximately $180 million at December 31, 2001 and is included in other assets, net on the Consolidated Balance Sheets. As part of the ownership modification, we had an option to exchange our minority interest in the Ref-Fuel facilities for Ref-Fuel’s 99% interest in our equipment purchasing subsidiaries. The Company has exercised this option and this exchange is scheduled to take place in April 2002. This exchange will have no impact on our results of operations. After the exchange, we will no longer have any interest in the Ref-Fuel entities and we will own 100% of the equipment purchasing subsidiaries.

We used the equity method of accounting for investments in unconsolidated subsidiaries over which we exercised significant influence. The Summarized Combined Balance Sheet Data and the Statement of Operations Data presented in the table below indicate amounts related to the following equity investees in which we exercised significant influence through a 50% ownership interest at December 31, 2000 and 1999: American Ref-Fuel Company, American Ref-Fuel Company of Hempstead, American Ref-Fuel Company of Essex, American Ref-Fuel Company of Southeastern Connecticut, American Ref-Fuel Company of Niagara, LP, and American Ref-Fuel Company of SEMASS, LP (American Ref-Fuel).

Summarized Combined Balance Sheet Data
(in thousands)

	December 31, 2001(1)	December 31, 2000	December 31, 1999

Current assets	$115,768	$162,799	$147,863

Property and equipment, net of accumulated depreciation	764,496	1,086,470	1,116,711

Other non-current assets	194,002	245,836	248,378

Current liabilities	114,848	120,964	127,989

Long-term debt, net of current portion	707,243	1,098,605	1,123,414

Other long-term liabilities	178,246	216,597	199,828

Retained earnings	(13,147)	58,939	61,721

Summarized Combined Statement of Operations Data
(in thousands)

	For the	For the	For the Five
	Year Ended	Year Ended	Months Ended
	December 31,	December 31,	December 31,
	2001(1)	2000	1999

Total revenue	$250,023	$363,719	$146,940

Operating income	116,816	159,113	52,216

Net income	59,383	95,118	27,328

(1)	These amounts exclude the results of Semass, LP and American Ref-Fuel Company, for which our ownership interest was divested on April 30, 2001.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our investments in and advances to equity investees approximated $240.0 million and $274.7 million at December 31, 2000 and 1999, respectively consisted of investments in excess of underlying equity of $134.3 million and $170.1 million, a subordinated note and other receivables of $76.2 million and $73.7 million, and our proportional share of net assets of $29.5 million and $30.9 million, respectively.

For the four months ended April 30, 2001, prior to the modification of the ownership structure the year ended December 31, 2000, and for the five months ended December 31, 1999, our equity in earnings of equity investees were approximately $14.1 million, $50.8 million and $20.8 million and dividends received from equity investees were approximately $12.6 million and $34.0 million, respectively for the year ended December 31, 2000 and for the five months ended December 31, 1999. There were no dividends received during 2001.

Differences between the equity in earnings we reported and our proportionate share of the combined earnings of the related investees result principally from differences in the recognition of expenses, goodwill amortization and the elimination of intercompany transactions.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.     Long-term Debt

Long-term debt at December 31, 2001 and 2000 consists of the following (in thousands):

	2001	2000

Revolving credit facility, effective rate of 10.46%	$—	$435,000

Tranche A term loan facility, effective rate of 9.48% and 9.19%, respectively	1,157,785	1,675,000

Tranche B term loan facility, effective rate of 9.37% and 9.52%, respectively	864,018	1,250,000

Tranche C term loan facility, effective rate of 9.94% and 9.73%, respectively	1,036,822	1,500,000

Senior subordinated notes, interest at 10.00%, effective rate of 10.18%, including unamortized premium of $6,425 and $7,272, respectively	2,006,425	2,007,272

Senior notes, interest at 7.88%, effective rate of 8.14%, net of unamortized discount of $1,188 and $1,310, respectively	873,812	873,690

Senior notes, interest at 7.63%, effective rate of 7.97%	600,000	600,000

Senior notes, interest at 7.38%, effective rate of 7.89%, net of unamortized discount of $150 and $216, respectively	224,850	224,784

Senior notes, interest at 8.88%, effective rate of 9.14%	600,000	—

Senior notes, interest at 8.50%, effective rate of 8.59%	750,000	—

Debentures, interest at 7.40%, effective rate of 10.25%, net of unamortized discount of $76,969 and $79,251, respectively	283,031	280,749

Senior notes, interest at 6.10%, effective rate of 8.54%, net of unamortized discount of $3,679 and $7,194, respectively	153,010	149,495

Senior notes, interest at 6.38%, effective rate of 9.52%, net of unamortized discount of $19,141 and $22,305, respectively	142,059	138,895

Debentures, interest at 9.25%, effective rate of 9.92%, net of unamortized discount of $4,331 and $4,554, respectively	95,169	94,946

Senior notes, interest at 7.88%, effective rate of 9.05%, net of unamortized discount of $1,999 and $2,622, respectively	67,502	66,879

Solid waste revenue bond obligations, weighted average interest rate of 5.40% and 6.40%, weighted average effective rate of 7.06% and 7.35%, respectively, net of unamortized discount of $4,491 and $4,810, respectively, and principal payable through 2031	313,831	314,887

2001 subsidiaries line of credit, effective rate of 8.72%, secured by equipment	65,925	—

Notes payable to banks, finance companies, and individuals, interest rates of 0.5% to 11.25%, and principal payable through 2014, secured by vehicles, equipment, real estate, accounts receivable or stock of certain subsidiaries	11,553	22,931

Obligations under capital leases of vehicles and equipment, weighted average interest of 8.0%	11,355	10,592

Notes payable to individuals and a commercial company, interest rates of 5% to 9.5%, principal payable through 2007, unsecured	2,486	4,001

	9,259,633	9,649,121

Less: Current portion	22,130	13,997

	$9,237,503	$9,635,124

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On November 27, 2001, we issued $750 million of 8.50% Series A senior notes, due 2008 (together with the $600 million 8.875% notes issued January 30, 2001, the 2001 Senior Notes), in a private placement under Rule 144A of the Securities Act of 1933. These notes were registered within 120 days of the November offering date. Interest is payable semi-annually on June 1 and September 1. We used the net proceeds of $736.9 million from the sale of these notes to ratably repay portions of tranches A, B and C of the term loans under the 1999 Credit Facility. In connection with the issuance of the notes, we further amended our credit facility to revise certain financial covenants to provide us with greater operating flexibility.

On January 30, 2001, we issued $600 million of 8.875% senior notes, due 2008, in a private placement under Rule 144A of the Securities Act of 1933. In August 2001, these notes were exchanged for substantially identical notes registered under the Securities Act of 1933. Interest is payable semi-annually on April 1 and October 1. We used the net proceeds of $589.5 million from the sale of these notes to ratably repay portions of tranches A, B and C of the term loans under the 1999 Credit Facility. Coincident with the offering we amended our 1999 Credit Facility to change certain financial covenants to provide us with greater flexibility and to reduce the total revolving line by $200 million, from $1.5 billion to $1.3 billion. This reduction in the revolver was effective as of June 29, 2001.

During 2001, we also entered into a new line of credit to provide us additional flexibility for funding capital expenditures made by our subsidiaries for assets employed in our business. This line of credit bears interest at a variable rate with principal amortization due quarterly and the final maturity in 2006. At December 31, 2001, availability on this line of credit was $214.5 million.

In connection with the BFI acquisition in July 1999, we entered into a new credit facility (the 1999 Credit Facility). The 1999 Credit Facility provided a $1.5 billion six-year revolving credit facility, due July 2005, which was reduced to $1.3 billion effective June 29, 2001, a $556 million two-year asset sale term which was repaid in full in February 2000, a $1.75 billion six-year Tranche A term due July 2005, a $1.25 billion seven-year Tranche B term loan due July 2006, a $1.50 billion eight-year Tranche C term loan due July 2007 and a $500 million eight-year Tranche D term loan. The Tranche D Term Loan was repaid in full in September 2000.

The 1999 Credit Facility bears interest, at (a) an Alternate Base Rate, or (b) a Eurodollar Rate, both terms defined in the 1999 Credit Facility, plus, in either case, an applicable margin and may be used for working capital and other general corporate purposes, acquisitions, and the issuance of letters of credit. Of the $1.3 billion available under the Revolving Credit Facility at December 31, 2001, the entire amount may be used to support the issuance of letters of credit. As of December 31, 2001, approximately $792 million was available on this facility.

The 1999 Credit Facility is a funded, amortizing senior secured term loan with annual principal payments increasing from zero in 2002, to $183 million in 2003, and to $450 million in 2004. Principal under the revolving credit facility is due upon maturity.

We are required to make prepayments on the 1999 Credit Facility upon completion of certain asset sales and issuances of debt or equity securities. Proceeds from asset sales are to be applied first to reduce borrowings under the Tranche A, B and C term loans on a pro rata basis. Required prepayments are to be made based on a percentage of the net proceeds of any debt incurrence or equity issuance.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In July 1999, Allied Waste North America, Inc. (Allied NA; a wholly owned consolidated subsidiary of Allied) issued $2.0 billion of senior subordinated notes (the 1999 Notes) in a Rule 144A offering. In January 2000, these notes were exchanged for substantially identical notes registered under the Securities Exchange Act of 1933. Interest accrues on the 1999 Notes at an interest rate of 10% per annum, payable semi-annually on May 1 and November 1. We used the proceeds from the 1999 Notes as partial financing of the acquisition of BFI.

In connection with the BFI acquisition on July 30, 1999, we assumed all of BFI’s debt securities with the exception of commercial paper that was paid off in connection with the acquisition. BFI’s debt securities were recorded at their fair market values as of the date of the acquisition in accordance with Emerging Issues Task Force Issue 98-1 — Valuation of Debt Assumed in a Purchase Business Combination. The effect of revaluing the debt securities resulted in an aggregate discount from the historic face amount of $137.0 million. At December 31, 2001, the remaining unamortized discount related to the debt securities assumed from BFI was $110.6 million.

The 6.10% Senior Notes, 6.375% Senior Notes and 9.25% Debentures are not redeemable prior to maturity and are not subject to any sinking fund.

The 7.40% Debentures are not subject to any sinking fund and may be redeemed as a whole or in part, at our option at any time. The redemption price is equal to the greater of (i) the principal amount of the debentures and (ii) the present value of future principal and interest payments discounted at a rate specified under the terms of the indenture.

In December 1998, Allied NA issued an aggregate of $1.7 billion of senior notes consisting of $225 million 7.375% senior notes due 2004, $600 million 7.625% senior notes due 2006 and $875 million 7.875% senior notes due 2009 (together, the 1998 Senior Notes) in a Rule 144A offering which were subsequently registered for public trading with the SEC in January 1999. Interest accrued on the 1998 Senior Notes is payable semi-annually on January 1 and July 1. We used the net proceeds from the 1998 Senior Notes to fund the redemption of certain other borrowings to repay borrowings outstanding under a credit facility and certain capital lease obligations, and for general corporate purposes.

Substantially all of our subsidiaries are jointly and severally liable for the obligations under the 1998 Senior Notes, the 1999 Notes, the 2001 Senior Notes, and the 1999 Credit Facility through unconditional guarantees issued by current and future subsidiaries. In addition, the 1999 Credit Facility is secured by substantially all the personal property and a pledge of the stock of substantially all of our present and future subsidiaries. The 2001 Senior Notes, 1998 Senior Notes and certain of the debt assumed in connection with the acquisition of BFI are secured by a pledge of the stock of substantially all of BFI and a security interest in the assets of BFI and its domestic subsidiary.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future maturities of long term debt —

Aggregate future scheduled maturities of long-term debt are as follows (in thousands):

As of December 31,
Maturity	2001

2002	$22,130

2003	357,622

2004	689,671

2005	619,544

2006	1,493,839

Thereafter	6,182,350

Gross Principal	9,365,156

Discount, net	(105,523)

Total Debt	$9,259,633

Future payments under capital leases, the principal amounts of which are included above in future maturities of long-term debt, are as follows at December 31, 2001 (in thousands):

Maturity	Principal	Interest	Total

2002	$4,831	$663	$5,494

2003	2,807	350	3,157

2004	2,253	190	2,443

2005	1,047	55	1,102

2006	293	18	311

Thereafter	124	28	152

	$11,355	$1,304	$12,659

Fair value of debt and interest rate protection agreements —

We have interest rate risk relating to long-term variable rate debt. To manage the potential interest rate volatility, we enter into interest rate swaps. Interest rate swaps are used to manage the proportion of fixed and variable rate debt based on market conditions. We do not hold or issue derivative instruments for trading purposes.

The fair value of our debt and hedging instruments are subject to change as a result of potential changes in market rates and prices. The table below provides information about our long-term debt and interest rate hedges by aggregate principal or notional amounts and weighted average interest rates for instruments that are sensitive to changes in interest rates. The financial instruments are grouped by market risk exposure category (in thousands, except percentages).

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Balance at	Fair Value at	Balance at	Fair Value at
	December 31, 2001	December 31, 2001	December 31, 2000	December 31, 2000

Long-Term Debt
Fixed Rate Debt:

Principal amount	$6,038,303	$6,038,977	$4,697,530	$4,349,440

Weighted average interest rate	8.71%		8.74%

Variable Rate Debt:

Principal amount	$3,221,330	$3,172,340	$4,951,591	$4,746,918

Weighted average interest rate(1)	4.61%		9.22%

Interest Rate Swaps(2)

Cancelable:

Notional amount	$—	$—	$450,000	$(2,170)

Weighted average interest rate			6.37%

Non-Cancelable:

Notional amount	$2,886,822	$(140,693)	$3,550,000	$(72,496)

Weighted average interest rate	6.29%		7.10%

(1)	Reflects the rate in effect as of December 31, 2001 and 2000 before the effects of swaps and includes all applicable margins. Actual future rates may vary.

(2)	All interest rate swaps enable us to pay a fixed interest rate in exchange for receiving variable interest rates at LIBOR. (See Note 6.)

Debt covenants —

We are subject to the following financial covenants under our 1999 Credit Facility:

	December 31,

	2001	2002	2003	2004	2005

Total Debt/EBITDA(1)	5.75x	5.75x	5.25x	4.50x	4.25x

EBITDA/Interest	2.00x	2.00x	2.25x	2.50x	2.75x

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

At December 31, 2001, we were in compliance with all financial covenants. At December 31, 2001, Total Debt/EBITDA ratio was 5.02:1 and our EBITDA/Interest ratio was 2.29:1. We are not subject to any minimum net worth covenants. Our ability to pay dividends on preferred and common stock is most significantly limited by the 1999 Credit Facility, which specifies that in order to pay cash dividends, the ratio of Total Debt/EBITDA must be less than 4:1. Since this ratio was 5.02:1 at December 31, 2001, we were prohibited from the payment of dividends. Additionally, these covenants limit, among other things, our ability and our subsidiaries’ ability to incur additional indebtedness and liens, make acquisitions and purchase fixed assets above certain amounts, make optional prepayments on certain subordinated indebtedness, make investments, loans or advances, enter into certain transactions with affiliates or consummate a merger, consolidation or sale of all or substantially all of our assets.

The 1998 Senior Notes, the 1999 Notes, and the 2001 Senior Notes contain certain financial and operating covenants and restrictions, which may, in certain circumstances, limit our ability to complete acquisitions, pay dividends, incur indebtedness, make investments and take certain other corporate actions. At December 31, 2001, we were in compliance with all applicable covenants.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.     Derivative Instruments and Hedging Activities

Consistent with our risk management policy, we enter into fixed to floating swap agreements for the purpose of hedging variability of interest payments on our long-term variable rate LIBOR-based bank debt and the corresponding variability in interest expense. Our strategy is to utilize derivatives when such transactions will serve to reduce our aggregate exposure. We enter these contracts solely for the purpose of reducing risk; positions are not taken for trading purposes. Our derivative activities are subject to the management, direction and control of our Hedging Committee. Our risk management policy requires that we evaluate the credit of our counterparties and that we monitor counterparty exposure. At December 31, 2001, counterparties for 83% of our interest rate swap portfolio were rated either AA or AA-. The counterparties for the remaining 17% were rated from A+ to A. Risk management practices, including the use of financial derivative instruments, are presented to the Audit Committee of the Board of Directors at least annually.

Upon adoption of SFAS 133, at January 1, 2001, and subsequently throughout the first three quarters of 2001, business plan assumptions were analyzed and evaluated in relationship to the future level of anticipated bank debt outstanding. We analyzed the terms and levels of the bank debt and maintained a hedge portfolio with terms not to exceed the anticipated maturities or paydowns of the variable rate bank debt – thereby achieving an effective hedging relationship with our bank debt and our swap portfolio. We designate our interest rate swap agreements at inception as hedges of the variability of interest cash flow debt or as hedges of the fair value of a specific fixed rate liability attributable to changes in market interest rates. We formally document all relationships between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions.

Adoption of these new accounting standards had no effect on net income and resulted in cumulative pre-tax reductions of $74.7 million on January 1, 2001 to Accumulated Other Comprehensive Income, included as a component of reported stockholders’ equity. At December 31, 2001, a liability of $140.7 million is included in the Consolidated Balance Sheets in other long-term obligations reflecting the market cost of hypothetical settlement of our swap portfolio on that date. Correspondingly, at December 31, 2001, an after tax amount of $85.1 million is included in Accumulated Other Comprehensive Income (AOCI). The liability will fluctuate with market interest rates but will reduce to zero over the terms of each of our interest rate swap instruments. Approximately $14.5 million of the liability at December 31, 2001 related to hedges maturing within 12 months. Fair value variations over the life of the swap contracts arise from changes in interest rates and the time value of money. Our swap portfolio stabilizes our incurred and reported interest expense with the consequence of the balance sheet fluctuations caused by changes in market interest rates.

Our cash flow interest rate swaps are properly designated as and are effective as hedges of our variable rate debt. We assume 100% effectiveness in our interest rate hedges, as the notional amounts, indices, repricing dates, and all other significant terms of the swap agreements are matched to the provisions and terms of the variable rate debt being hedged. Accordingly, all changes in market value of our interest rate swap agreements are reflected in comprehensive income. Expense or income related to swap settlements are matched against interest expense in earnings for the related variable rate debt over the term of the agreements. These agreements are recognized on the balance sheet at their fair value. If significant terms do not match we will then use the hypothetical swap method to assess any ineffectiveness. Any ineffectiveness is recorded in interest expense in our income statement. Market change gains and losses on interest rate swap agreements not designated in a hedging relationship would be recorded as a gain or loss on derivative instruments in our income statement. We had no such gains or losses in 2001. When interest rate swap hedging relationships are de-designated or terminated, any accumulated gains or losses in AOCI at that time are isolated and amortized over the remaining original contract term.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our interest rate swap portfolio continues to fix a significant portion of our variable rate interest payment obligation, protecting us from cash flow variations arising from changes in short term interest rates. We believe this is prudent given our capital structure. At December 31, 2001, the notional value of our interest rate swap contracts was $2.887 billion with a weighted average of 24 months to maturity. These contracts expire 15% during 2002, 28% during 2003, 48% during 2004, and 9% during 2005. Our 1999 Credit Facility requires that 50% of our outstanding credit facility remain hedged through July 2002, and our corporate policy is that at least 75% of our total debt must be effectively fixed, either directly or through interest rate swap agreements. At December 31, 2001, approximately 96% of our debt was fixed, 64% directly, and 32% through interest rate swap agreements.

Significant portions of the 1999 Credit Facility expire in July 2005. Before it’s expiration, we intend to re-finance the 1999 Credit Facility. Due to recent events that have impacted the capital markets, we now believe that the size of a new Credit Facility will be smaller than originally anticipated. We believe that between December 31, 2001 and the time we refinance the 1999 Credit Facility, we will reduce its size by about $1.5 billion. The alternatives available to us to allow this reduction include, cash flow from operating activities, possible asset sales in excess of acquisitions and potential capital market transactions. Capital market transactions could involve either new equity capital for our Company or refinancing short-term maturities for longer-term maturities or some combination of both. This course of action is subject to ongoing analysis and is dependent on a favorable economic environment. The exact size, combination or timing of these events has not yet been determined, and we cannot assume that we will be able to secure a refinancing on terms we regard as favorable, or at all.

These new events and their timing have been considered with respect to our hedge contracts expirations. The updated business and financing plan, which is based on new circumstances not anticipated at the time we entered into the interest rate swap agreements, contemplates the possibility of refinancing or prepaying variable rate debt before the expiration of some interest rate swap contracts. The possibility of these new events occurring changes our prior assertions that the debt would be outstanding for the duration of all swaps entered into from probable to less certainty.

Thus, in December 2001, we began contemplating the possibility of refinancing or prepaying our variable rate debt before the expiration of some interest rate swap contracts. Effective December 31, 2001, we de-designated $1.5 billion of notional amount interest rate swap contracts. Because it was possible that future interest rate payments on the underlying variable rate debt may cease prior to the expiration of the related hedge contract portfolio.

In determining the amount to de-designate, we considered various business scenarios. Sensitivity analysis was performed to identify the impact of various alternatives. We then identified only those swap contracts where we could make a clear determination, based on new and current circumstances, that future interest payments were highly probable, left those remaining as designated hedge accounting transactions, and de-designated the rest. Until the underlying variable rate debt is paid, the de-designated contracts will remain in force.

These analyses and results were reviewed and approved by senior management, the Hedging Committee and the Board of Directors.

For contracts which remain designated as hedges, settlement payments in each period are included as part of our interest expense. Periodic changes in the market value of those contracts will remain in shareholders’ equity in AOCI. For de-designated contracts, settlement payments and periodic changes in market values of the contracts will be presented on the face of the Consolidated Statements of Operations as a gain or loss of derivative contracts.

For contracts de-designated the total amount of loss in AOCI at December 31, 2001 was approximately $65 million ($40 million, net of income tax benefit). The gross amount will be amortized into interest expense over the remaining terms of the de-designated contracts. Prospectively, periodic changes in market value for the contracts will be recorded in the Consolidated Statements of Operations as a gain or loss on a derivative contract.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.     Landfill Accounting

We have a network of 167 owned or operated active landfills with a net book value of approximately $1.8 billion at December 31, 2001. The landfills have operating lives ranging from 1 to over 150 years based on available capacity using current annual volumes. The average life of our landfills approximates 40 years. We use a life-cycle accounting method for landfills and the related closure and post-closure liabilities. This method applies the costs associated with acquiring, developing, closing and monitoring the landfills over the associated landfill capacity and associated consumption. On an annual basis, we update the development cost estimates (which include the costs to develop the site as well as the individual cell construction costs), closure and post-closure cost estimates and future capacity estimates (sometimes referred to as airspace) for each landfill. The cost estimates are prepared by local company and third-party engineers based on the applicable local, state and federal regulations and site specific permit requirements. Future capacity estimates are updated using aerial surveys of each landfill to estimate utilized disposal capacity and remaining disposal capacity. These cost and capacity estimates are reviewed and approved by senior operations management annually.

Landfill assets —

We use the units of production method for purposes of calculating the amortization rate at each landfill. This methodology divides the costs associated with acquiring, permitting and developing the entire landfill by the total remaining disposal capacity of that landfill. The resulting per unit amortization rate is applied to each ton of waste disposed at the landfill and is recorded as expense for that period. We expensed approximately $149.2 million and $131.8 million or an average of $2.10 per ton and $1.97 per ton consumed, related to landfill amortization during the years ended December 31, 2001 and 2000, respectively. The following is a rollforward of our investment in our landfill assets excluding land held for permitting as landfills (in thousands):

Net Book Value
of Landfills
	Acquired During	Landfill
Net Book Value at	2001, net of	Development	Landfill		Net Book Value at
December 31, 2000	Divestitures	Costs	Amortization	Other (1)	December 31, 2001

$1,649,008	20,737	227,636	(149,177)	26,325	$1,774,529

(1)	Relates primarily to amounts transferred between land held for permitting as landfills and landfill resulting from classifying additional disposal capacity as deemed permitted during 2001.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Costs associated with developing the landfill include direct costs such as excavation, liners, leachate collection systems, engineering and legal fees, and capitalized interest. Estimated total future development costs for our 167 active landfills is approximately $3.2 billion, excluding capitalized interest, and we expect that this amount will be spent over the remaining operating lives of the landfills. We have available disposal capacity of approximately 2.54 billion tons, or 3.17 billion cubic yards as of December 31, 2001. We classify this total disposal capacity as either permitted (having received the final permit from the governing authorities) or deemed permitted. Our internal requirements to classify disposal capacity as deemed permitted are as follows:

1.	We have control of and access to the land where the expansion permit is being sought.

2.	All geologic and other technical siting criteria for a landfill have been met, or a variance from such requirements has been received (or can reasonably be expected to be achieved).

3.	The political process has been assessed and there are no identified impediments that cannot be resolved.

4.	We are actively pursuing the expansion permit and have an expectation that the final local, state and federal permits will be received within the next five years.

5.	Senior operations management approval has been obtained.

Upon successfully meeting the preceding criteria, the costs associated with developing, constructing, closing and monitoring the total additional future disposal capacity are considered in the calculation of the amortization and closure and post-closure rates. At December 31, 2001, we had 1.92 billion tons, or 2.40 billion cubic yards of permitted disposal capacity, and at 41 of our landfills, 618.8 million tons, or 773.5 million cubic yards of deemed permitted disposal capacity.

The following table reflects disposal capacity activity for active landfills we owned or operated for the twelve months ended December 31, 2001 (disposal capacity in millions of tons):

			Additions to	Additions
			Permitted	To
	Balance	Acquisitions,	Deemed	Permitted	Disposal	Changes in	Balance
	as of	Divestitures	Disposal	Disposal	Capacity	Engineering	as of
	12/31/00	and Closures	Capacity	Capacity	Consumed	Estimates	12/31/01

Permitted disposal capacity	1,927.3	7.8	—	85.8	(71.0)	(28.9)	1,921.0

Number of landfills	164	3	—	—	—	—	167

Deemed disposal capacity	471.5	—	226.6	(75.8)	—	(3.5)	618.8

Number of landfills	43	—	7	(9)	—	—	41

Total disposal capacity	2,398.8	7.8	226.6	10.0	(71.0)	(32.4)	2,539.8

Number of landfills	164	3	—	—	—	—	167

We, together with our engineering and legal consultants continually monitor the progress of obtaining local, state and federal approval for each of its expansion permits. If it is determined that the expansion no longer meets our criteria, the disposal capacity is removed from our total available disposal capacity, the costs to develop that disposal capacity and the associated closure and post-closure costs are removed from the landfill amortization base, and rates are adjusted prospectively. In addition, any value assigned to deemed permitted capacity would be written-off to expense during the period in which it is determined that the criteria are no longer met.

The following table reflects the estimated operating lives of our landfill assets based on available disposal capacity using current annual volumes:

	Number of Sites	Percent of Total

0 to 5 years	27	16%

6 to 10 years	22	13%

11 to 20 years	21	13%

21 to 40 years	46	28%

41+ years	51	30%

Total	167	100%

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Closure and post-closure —

In addition to our portfolio of 167 active landfills, we own or have responsibility for 107 closed landfills no longer accepting waste. As individual areas within each landfill reach capacity, we are required to cap and close the areas in accordance with the landfill site permit. Generally, closure requirements include the application of compacted clay, geosynthetic liners and vegetative soil barriers in addition to the construction of drainage channels and methane gas collection systems among other closure activities. After the entire landfill site has reached capacity and is closed, we are required to maintain and monitor the site for a post-closure period, which usually extends for 30 years. Post-closure requirements generally include maintenance of the site and monitoring the methane gas collection systems and groundwater systems, among other post-closure activities. Such estimated costs for closure and post-closure as required under Subtitle D regulations are compiled and updated annually for each landfill by local and regional company engineers and reviewed by senior management. The future estimated closure and post-closure costs are increased at an inflation rate of 2.5%, and discounted at a risk-free capital rate of 7.0%, per annum, based on the timing of the amounts to be expended. The following table is a summary of the closure and post-closure costs (in thousands):

	December 31, 2001	December 31, 2000

Discounted Closure and Post-Closure Liability Recorded:

Current Portion	$93,218	$90,785

Non-Current Portion	516,281	510,568

Total	$609,499	$601,353

Estimated Remaining Closure and Post-Closure Costs to be Expended:

Discounted	$1,183,101	$1,222,920

Undiscounted	3,103,814	3,180,287

Estimated Total Future Payments:

2002	$93,218

2003	63,968

2004	76,063

2005	58,147

2006	91,482

Thereafter	2,720,936

Our periodic closure and post-closure expense has two components. The first component is the site specific per unit closure and post-closure expense. The per unit rate is derived by dividing the estimated total remaining discounted closure and post-closure costs by the remaining disposal capacity at each landfill (consistent with the disposal capacity used to calculate landfill amortization rates). We use the resulting site-specific rates to record expense during a given period based upon the consumption of disposal capacity during that period.

The second component is the accretion expense necessary to increase the accrued closure and post-closure reserve balance to its future, or undiscounted, value. To accomplish this, we accrete our closure and post-closure accrual balance using the risk-free capital rate and charge this accretion as an operating expense in that period.

We charged approximately $67.2 million and $61.7 million, or an average of $0.95 per ton and $0.92 per ton consumed, related to per unit closure and post-closure expense and periodic accretion during the years ended December 31, 2001 and 2000, respectively. Changes in estimates of costs or disposal capacity are treated on a prospective basis for operating landfills and are recorded immediately for closed landfills.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Environmental costs -—

In connection with the acquisition of companies, we engage independent environmental consulting firms to assist in conducting an environmental assessment of companies acquired from third parties. Several contaminated landfills and other properties were identified during 1999 and 1998 that would require us to incur costs for incremental closure and post-closure measures, remediation activities and litigation costs in the future. Based on information available, we recorded provisions of $3.3 million and $267.0 million for environmental matters, in the 2000 and 1999 Consolidated Statements of Operations, respectively, and expect these amounts to be disbursed over the next 30 years.

The ultimate amounts for environmental liabilities cannot be precisely determined and estimates of such liabilities made by us, after consultation with our independent environmental engineers, require assumptions about future events due to a number of uncertainties including the extent of the contamination, the appropriate remedy, the financial viability of other potentially responsible parties and the final apportionment of responsibility among the potentially responsible parties. Where we have concluded that our estimated share of potential liabilities is probable, a provision has been made in the consolidated financial statements. Since the ultimate outcome of these matters may differ from the estimates used in our assessment to date, the recorded liabilities will be periodically evaluated, as additional information becomes available to ascertain whether the accrued liabilities are adequate. We have determined that the recorded undiscounted liability for environmental matters as of December 31, 2001 and 2000 of approximately $395.4 million and $432.5 million, respectively, represents the most probable outcome of these contingent matters. We do not reduce our estimated obligations for proceeds from other potentially responsible parties or insurance companies. If receipt is probable, proceeds are recorded as an offset to environmental expense in operating income. There were no significant recovery receivables outstanding as of December 31, 2001 or 2000. We do not expect that adjustments to estimates, which are reasonably possible in the near term and that may result in changes to recorded amounts, will have a material effect on our consolidated liquidity, financial position or results of operations. However, we believe that it is reasonably possible the ultimate outcome of environmental matters, excluding closure and post-closure could result in approximately $30 million of additional liability.

The following table shows the activity and balances related to environmental accruals and for closure and post-closure accruals related to open and closed landfills from December 31, 1998 through December 31, 2001 (in thousands):

	Balance at	Charges to	Other		Balance at
	12/31/98	Expense	Charges(1)	Payments	12/31/99

Environmental costs	$93,373	$267,034	$131,909	$(14,122)	$478,194

Open landfills closure and post-closure costs	121,359	28,163	175,955	(11,677)	313,800

Closed landfills closure and post-closure costs	33,188	7,079	176,266	(12,985)	203,548

	Balance at	Charges to	Other		Balance at
	12/31/99	Expense	Charges(1)	Payments	12/31/00

Environmental costs	$478,194	$3,331	$(9,436)	$(39,636)	$432,453

Open landfills closure and post-closure costs	313,800	47,134	(17,727)	(18,925)	324,282

Closed landfills closure and post-closure costs	203,548	14,593	98,827	(39,897)	277,071

	Balance at	Charges to	Other		Balance at
	12/31/00	Expense	Charges(1)	Payments	12/31/01

Environmental costs	$432,453	$—	$(641)	$(36,420)	$395,392

Open landfills closure and post-closure costs	324,282	51,136	(3,357)	(28,322)	343,739

Closed landfills closure and post-closure costs	277,071	16,066	3,511	(30,888)	265,760

(1)	Amounts consist primarily of liabilities related to acquired and divested companies and changes to estimates of costs for closed landfill liabilities.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.     Employee Benefit Plans

Defined Benefit Pension Plans —

Effective July 30, 1999, in connection with the acquisition of BFI, we assumed two defined benefit retirement plans covering substantially all BFI employees in the United States, except for certain employees subject to collective bargaining agreements.

These plans are the BFI Retirement Plan (“BFI Pension Plan”) and the Pension Plan of San Mateo County Scavenger Company and Affiliated Divisions of Browning-Ferris Industries of California, Ind. (“San Mateo Pension Plan”). The BFI Pension Plan was amended on July 30, 1999 to freeze future credited service, but interest credits continue to accrue. Certain union participants continue to receive 2% annual service credits in addition to interest credits through the duration of the current collective bargaining agreements. The benefits not frozen for this plan are based on years of service and the employee’s compensation

The BFI San Mateo Pension Plan covers substantially all employees of this location. Benefits are based on the employee’s years of service and compensation using the average of earnings over the highest five consecutive calendar years out of the last fifteen years of service.

Our general funding policy for each pension plan is to make annual contributions to the plans as determined to be required by the plans’ actuary. No contributions were required during 2001, 2000, or 1999. No contributions are anticipated necessary for 2002.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For both plans, an actuarial valuation report was prepared as of September 30, 2001 and 2000 and used, as permitted by SFAS 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits (SFAS 132), for the following disclosures (in thousands):

	For the Period
	from September
	30, 2000	For the Period from
	through	September 30, 1999
	September 30,	through
	2001	September 30, 2000

Change in Benefit Obligation

Benefit obligation at beginning of period	$236,973	$249,110

Service cost	771	1,094

Interest cost	17,697	17,965

Actuarial (gain) loss	29,573	(10,665)

Benefits paid	(15,425)	(20,531)

Benefit obligation at end of period	$269,589	$236,973

Change in Plan Assets

Fair value of plan assets at beginning of period	$354,207	$304,274

Actual return on plan assets	(33,358)	70,464

Benefits paid	(15,425)	(20,531)

Fair value of plan assets at end of period	305,424	354,207

Funded Status	35,835	117,234

Unrecognized net actuarial (gain) loss	64,225	(34,333)

Prepaid benefit cost	$100,060	$82,901

Amounts Recognized in the Consolidated Balance Sheets

	December 31, 2001	December 31, 2000

Prepaid benefit cost	$100,060	$82,901

Components of Net Periodic Benefit Cost

	For the Year Ended	For the Year Ended	For the Period from July 30,
	December 31, 2001	December 31, 2000	1999 through December 31, 1999

Service cost	$771	$1,094	$496

Interest cost	17,697	17,965	7,945

Expected return on plan assets	(35,422)	(34,630)	(13,155)

Recognized net actuarial gain	(205)	(1,398)	—

Net periodic benefit cost	$(17,159)	$(16,969)	$(4,714)

Weighted-Average Assumptions at September 30, 2001 and 2000

Discount rate	7.25%	7.75%	7.75%

Expected return on plan assets	9.75%	10.25%	10.25%

Average rate of compensation increase	4.00%	4.00%	4.00%

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

401k Plan —

The Company sponsors the Allied Waste Industries, Inc. 401(k) Plan (401(k) Plan) a defined contribution plan, which is available to all eligible employees except those represented by collective bargaining agreements. Eligible employees may contribute up to 15% (25% effective February 1, 2002) of their annual compensation on a pre-tax basis. Participant’s contributions are subject to certain restrictions as set forth in the Internal Revenue Code. The Company matches 50% of employee contributions, up to the first 5% of the employee’s compensation which is deferred. Participant’s contributions vest immediately and the employer contributions vest in increments of 20% based upon years of service. The Company’s matching contributions totaled $9.5 million, $7.2 million, and $1.0 million for fiscal years 2001, 2000, and 1999, respectively.

Effective July 30, 1999, in connection with the acquisition of BFI, the Company assumed the BFI Employee Stock Ownership and Savings Plan (BFI 401(k)) which covers substantially all BFI employees in the United States, except for certain employees subject to collective bargaining agreements. The BFI 401(k) was amended on April 1, 2000 to freeze contributions in anticipation of the merger of the BFI 401(k) Plan into the Allied 401(k) Plan. The Board of Directors of the Company approved the merger effective January 1, 2001 resulting in the merger of assets totaling $382.1 million to the Allied 401(k) Plan.

9.    Redeemable Preferred Stock

In connection with the BFI acquisition, our Board of Directors adopted a resolution creating a series of one million shares of preferred stock having a par value of $0.10 per share. These shares were designated as Series A Senior Convertible Preferred Stock (Preferred Stock) and are entitled to vote on, among other things, all matters on which the holders of Common Stock are entitled to vote. Each share of Preferred Stock has the number of votes equal to the number of shares of Common Stock then issuable upon conversion. Shares of Preferred Stock will be entitled to cumulative quarterly dividends in an amount equal to 6.5% per annum of the sum of the liquidation preference plus accrued but unpaid dividends for prior quarters. If dividends are not paid in cash, the liquidation preference of the Preferred Stock increases by any accrued and unpaid dividends.

The Preferred Stock has a redemption price of its then liquidation preference per share, together with any accrued and unpaid dividends. Redemption of the Preferred Stock is at our option in whole, but not in part, at any time on or after July 30, 2004. After July 30, 2002, we have the right to redeem the Preferred Stock in whole, but not in part, at the redemption price only if the then current market price of our Common Stock exceeds $27 per share.

The preferred shareholders, who are also members of the board and holders of Common Stock, have the right to convert each share of Preferred Stock into the number of shares of Common Stock obtained by dividing the redemption price plus any accrued and unpaid dividends on the conversion date by the conversion price of $18 per share, subject to customary anti-dilution adjustments. Upon a change in control, we are required to make an offer to purchase for cash all shares of Preferred Stock at 101% of liquidation preference plus accrued but unpaid dividends.

From its inception through December 31, 2001, approximately $169.0 million or $169 per share have been added to the liquidation preference of the preferred stock for accrued but unpaid dividends.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.     Stockholders’ Equity

Common stock issued and outstanding at December 31, 2001 and 2000 is net of 603,000 treasury shares.

Warrants to purchase common shares at December 31, 2001 and 2000 are summarized as follows:

	2001	2000

Number of shares	347,827	347,827

Purchase price per share	$4.60	$4.60

Expiration dates	2003	2003

11.     Stock Plans

Option plans —

The 1991 Incentive Stock Plan (1991 Plan), the 1993 Incentive Stock Plan (1993 Plan) and the 1994 Incentive Stock Plan (1994 Plan, collectively the Plans) provide for the grant of non-qualified stock options, incentive stock options, shares of restricted stock, shares of phantom stock and stock bonuses. During 2001, the 1991 Plan was amended so that the maximum number of shares that may be granted may not exceed 10.5% of the number of fully diluted shares of common stock on the date of grant of an award. The amendment also limits awards under the 1991 Plan in the form of restricted stock, stock bonuses, performance awards and phantom stock made after the effective date of the amendment to not more than 25% of the aggregate shares available to be awarded or granted under the plan and limits the maximum number of options granted to any employee under the Plan to 500,000 per year. An additional maximum number of shares of 500,000 and 2,000,000 common shares may be granted under the 1993 Plan and the 1994 Plan, respectively. After taking into account previously granted awards, awards covering approximately 7,584,924 shares of common stock were available under the Plans after the amendment. The Compensation Committee of the Board of Directors (the Compensation Committee) generally determines the exercise price, term and other conditions applicable to each option granted.

The 1994 Amended and Restated Non-Employee Director Stock Option Plan provides for the grant of non-qualified options to each member of the Board of Directors, who is not also our employee, at a price equal to the fair market value of a common share on the date of grant. The maximum number of shares, which may be granted under the plan, is 1,150,000 common shares. All options granted under the plan are fully vested and exercisable on the date of grant and expire ten years from the grant date.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the status of our stock option plans at December 31, 2001, 2000 and 1999 and for the years then ended is presented in the table and narrative below:

	Years Ended December 31,

	2001		2000		1999

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Options outstanding, beginning of year	15,451,642	$12.82	15,415,129	$13.37	10,786,000	$12.97

Options granted	2,401,250	13.41	2,203,800	11.65	6,085,000	13.11

Options exercised	(690,969)	9.52	(375,927)	5.90	(1,231,771)	7.97

Options forfeited	(441,241)	14.45	(1,791,360)	17.57	(224,100)	16.88

Options outstanding, end of year	16,720,682	12.77	15,451,642	12.82	15,415,129	13.37

Options exercisable, end of year	10,031,008	14.57	7,832,176	14.44	6,628,574	12.52

Weighted average fair value of options granted in the year		7.43		6.24		6.45

We account for our stock-based compensation plans under APB 25, under which no compensation expense has been recognized, as all options have been granted with an exercise price equal to the fair value of our Common Stock upon the date of grant. The fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	For the Years Ended December 31,

	2001	2000	1999

Risk free interest rate	4.8% to 5.2%	5.3% to 6.9%	5.2% to 6.3%

Expected life	5 years	5 years	5 years

Dividend rate	0%	0%	0%

Expected volatility	55% to 61%	52% to 55%	47% to 50%

Using these assumptions, pro forma net income (loss) and net income (loss) per share would reflect additional compensation expense recognized over the vesting periods of the options. The resulting pro forma net income (loss), and pro forma net income (loss) per share is as follows (in thousands, except per share data):

		For the Years Ended December 31,

		2001	2000	1999

Net income (loss):	As reported	$(14,526)	$55,935	$(316,517)

	Pro forma	(30,618)	41,984	(326,793)

Diluted earnings (loss) per share:	As reported	$(0.07)	$0.29	$(1.69)

	Pro forma	(0.16)	0.22	(1.74)

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables summarize information about stock options outstanding at December 31, 2001, which are fully vested, partially vested and non-vested:

Fully Vested:

Options Outstanding and Exercisable

	Number	Weighted Average	Weighted Average
Range of Exercise Prices	Outstanding	Remaining Life	Exercise Price

$4.27-$8.38	1,848,807	4 years	$5.43

$8.50-$12.25	1,442,105	5 years	$9.73

$16.44-$21.97	1,642,404	7 years	$20.41

$22.84-$27.27	140,349	7 years	$26.26

Partially Vested:

Options Outstanding

	Number	Weighted Average	Weighted Average
Range of Exercise Prices	Outstanding	Remaining Life	Exercise Price

$7.31-$10.00	2,424,852	7 years	$9.28

$12.94-$15.00	5,951,750	8 years	$13.51

$15.88-$21.06	905,000	6 years	$20.37

Options Exercisable

	Number	Weighted Average	Weighted Average
Range of Exercise Prices	Outstanding	Remaining Life	Exercise Price

$7.31-$10.00	1,679,926	7 years	$9.42

$12.94-$15.00	2,710,417	8 years	$13.56

$15.88-$21.06	567,000	6 years	$20.18

Non Vested:

Options Outstanding

	Number	Weighted Average	Weighted Average
Range of Exercise Prices	Outstanding	Remaining Life	Exercise Price

$6.06-$8.00	51,665	9 years	$6.94

$10.00-$13.31	2,056,750	10 years	$12.86

$15.00-$16.92	257,000	10 years	$16.40

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stockholder rights plan —

During May 2000, our Board of Directors adopted a Stockholder Rights Plan (the Plan). The Plan provides for the distribution of one preferred stock purchase right on each share of our Common Stock and approximately 65 rights on each share of our Preferred Stock. Initially, the rights will trade with the Common Stock and Preferred Stock and will not be represented by separate certificates. The rights represent the right to purchase one ten-thousandth of a share of a newly created series of our junior preferred stock at an exercise price of $85, but will not be exercisable until certain events occur.

The rights will be exercisable only if a person or group acquires 15% or more of our voting stock or announces a tender offer which, if consummated, would result in such an acquisition. Following an acquisition of 15% or more of our voting stock, each right will entitle its holder, at the right’s then current exercise price, to purchase a fractional number of junior preferred shares having a market value of twice the exercise price.

In addition, if we are acquired in a merger or other business combination transaction after a person has acquired 15% or more of our voting stock, each right will entitle its holder to purchase, at the right’s then current exercise price, a number of the acquiring company’s common shares having a market value of twice such price.

Prior to the acquisition by a person or group of 15% or more of our voting stock, the rights are redeemable at the option of the Board of Directors.

The stock ownership of the holders of our Preferred Stock and related parties will not cause the rights to become exercisable or otherwise be treated as the acquisition of 15% or more of our voting power for purposes of the rights plan. The rights expire in 2010.

Restricted stock plan —

In April 2000, we amended and restated the 1991 Plan, whereby the Committee may award restricted stock to certain individuals. Restricted stock is common shares of Allied that cannot be sold or transferred and that remain subject to being forfeited until the individual becomes “vested”. Generally, if the individual terminates employment prior to vesting, the unvested shares are forfeited.

The Committee has awarded restricted stock to certain individuals pursuant to a Performance-Accelerated Restricted Stock Agreement (PARSAP) and may make similar awards in the future. Under the terms of the PARSAP, an individual is fully vested after 10 years, but may become vested sooner if certain performance goals are met.

The performance goals are based on a targeted implied equity value per share being met. Targets are set for three, four, and five years after the date the restricted stock is awarded with provisions for accelerated vesting for up to 100% of the shares of restricted stock by the fifth year if the targets are met.

Vesting also may be accelerated if certain events occur. If an individual’s employment is terminated due to disability or death, any unvested shares of restricted stock become fully vested at that time. If the individual’s employment is terminated in or after the sixth year, either by Allied without cause or due to retirement, a portion of unvested shares may become fully vested. The portion is determined with reference to the number of months worked since the date of grant and the total number of months in the original 10 year vesting period.

Vesting also may be accelerated in the case of a change in control. Vesting will be accelerated under circumstances whereby a change in control occurs in combination with certain set market prices per share of stock.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2000, the Compensation Committee approved grants of approximately 7.0 million shares of restricted stock to approximately 60 key management employees under this plan. The weighted average grant-date fair value of shares granted during 2000 was $6.10 per share. At December 31, 2001, 0.8 million shares, with a weighted average grant-date fair value of $5.88 have been forfeited. None of the shares are vested at December 31, 2001. During 2001, we recognized approximately $3.6 million recorded for compensation expense. At December 31, 2001 we have $32.3 million of deferred compensation related to this plan.

12. Net Income (Loss) Per Common Share

Net income (loss) per common share is calculated by dividing net income (loss), less dividend requirements on preferred stock, by the weighted average number of common shares and common share equivalents outstanding during each period. The computation of basic earnings per share and diluted earnings per share is as follows (in thousands, except per share data):

	For the Years Ended December 31,

	2001	2000	1999

Basic earnings per share computation:

Income (loss) before extraordinary loss and cumulative effect of change in accounting principle	$75,459	$137,653	$(221,250)

Less: dividends on preferred stock	73,012	68,452	27,789

Income (loss) available to common shareholders before extraordinary loss and cumulative effect of change in accounting principle, net of income tax benefit	$2,447	$69,201	$(249,039)

Weighted average common shares outstanding	189,583	188,814	187,801

Basic earnings (loss) per share before extraordinary loss and cumulative effect of change in accounting principle, net of income tax benefit	$0.01	$0.37	$(1.33)

Diluted earnings per share computation:

Income (loss) before extraordinary loss and cumulative effect of change in accounting principle	$75,459	$137,653	$(221,250)

Less: preferred stock dividends	73,012	68,452	27,789

Income (loss) available to common shareholders before extraordinary loss and cumulative effect of change in accounting principle, net of income tax benefit	$2,447	$69,201	$(249,039)

Weighted average common shares outstanding	189,583	188,814	187,801

Dilutive effect of stock, stock options, warrants and contingently issuable shares	5,323	2,308	—

Weighted average common and common equivalent shares outstanding	194,906	191,122	187,801

Diluted earnings (loss) per share before extraordinary losses and cumulative effect of change in accounting principle, net of income tax benefit	$0.01	$0.36	$(1.33)

Conversion has not been assumed for the Preferred Stock into 64,947, 60,891 and 57,089 common shares and stock options of 2,767, 2,683 and 12,468 in 2001, 2000 and 1999, respectively as the effects would not be dilutive.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Income Taxes

We account for income taxes using a balance sheet approach whereby deferred tax assets and liabilities are determined based on the differences in financial reporting and income tax basis of assets, other than non-deductible goodwill, and liabilities. The differences are measured using the income tax rate in effect during the year of measurement.

The acquisition of BFI in 1999, which was accounted for as a purchase business combination, resulted in approximately $6.8 billion of goodwill, $6.5 billion of which is not amortizable for income tax purposes. The impact of the non-deductible amortization is reflected in the reconciliation of the federal statutory tax rate to the effective tax rate.

As of December 31, 2001, approximately $135 million of capital loss carryforward, with an estimated tax effect of $53 million, remains unused that will expire if not used by the end of 2003. Anticipated divestitures will generate capital gains to offset a portion of the capital loss carryforward and we have established a $49 million valuation allowance against the deferred tax asset for the amount of the carryforward which may not offset capital gains. We also have federal net operating losses of $78 million, with an estimated tax effect of $28 million, available at December 31, 2001. If unused, material portions of these losses will begin to expire in 2018. Additionally, we have state net operating loss carryforwards available at December 31, 2001 that we expect will generate future tax savings of approximately $105 million. The state net operating losses will expire at various times between 2002 and 2019 if not used. We have established a valuation allowance of $87 million for the possibility that some of these state carryforwards may not be used. In addition to the net operating loss carryforwards, we have federal minimum tax credit carryforwards of approximately $12 million as of December 31, 2001, which are not subject to expiration and foreign tax credit carryforwards of approximately $9 million which expire beginning in 2002. We have established a valuation allowance of $9 million for the possibility that the foreign tax credit carryforwards may not be used. The net current deferred tax asset includes the current benefit we expect to receive in 2002 from the use of our net operating loss, capital loss and minimum tax credit carryforwards.

The balance sheet classification and amount of the tax accounts established relating to acquisitions are based on certain assumptions that could possibly change based on the ultimate outcome of certain tax matters. As these tax accounts were established in purchase accounting, any future changes relating to these amounts will result in balance sheet reclassifications, which may include an adjustment to the goodwill. The valuation allowance at December 31, 2001 includes approximately $74 million related to the BFI acquisition, the subsequent reduction of which would result in an adjustment to goodwill.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the income tax provision (benefit) consist of the following (in thousands):

	Years Ended December 31,

	2001	2000	1999

Current tax provision	$21,301	$44,486	$65,300

Deferred provision (benefit)	169,533	193,054	(74,056)

Total	$190,834	$237,540	$(8,756)

The reconciliation of the federal statutory tax rate to our effective tax rate is as follows:

	Years Ended December 31,

	2001	2000	1999

Federal statutory tax rate	35.0%	35.0%	(35.0)%

Consolidated state taxes, net of federal benefit	8.2	7.2	(0.4)

Taxes of pooled companies	—	—	(0.1)

Amortization of goodwill	22.6	16.0	11.2

Non-deductible write-off of goodwill and business combination costs	1.5	1.8	16.2

Other permanent differences	4.4	3.3	4.2

Effective tax rate	71.7%	63.3%	(3.9)%

Tax benefits for the extraordinary items in 2001 and 2000 were based on our ordinary combined federal and state rates of 39.5%. Tax benefit for the cumulative effect of change in accounting principle in 1999 was based on our ordinary combined federal and state rate of 39.5%.

The components of the net deferred tax liability are as follows (in thousands):

	December 31,

	2001	2000

Deferred tax liability relating primarily to property consisting of landfill and fixed assets and contingencies related to other basis differences	$(800,618)	$(714,529)

Deferred Tax Assets Relating To:

Environmental, closure and post-closure reserves	330,755	326,866

Other reserves	145,193	141,324

Net operating loss, capital loss, foreign tax credit and minimum tax credit carryforwards	206,870	179,183

Valuation allowance	(144,833)	(84,614)

Total deferred tax asset	537,985	562,759

Net deferred tax liability	$(262,633)	$(151,770)

Deferred income taxes have not been provided as of December 31, 2001 and 2000, on approximately $37 million and $36 million, respectively, of undistributed earnings of Puerto Rican affiliates, which are considered to be permanently reinvested.

We are currently under examination by various state and federal taxing authorities for certain tax years. An audit for the years ended December 31, 1998 and 1999, as well as BFI tax years ended September 30, 1996 through July 30, 1999 is ongoing. Although no adjustment has been proposed, the IRS may seek to disallow some or all of a capital loss included in BFI’s July 30, 1999 tax return. The disallowance of this loss could have a tax effect of up to $360 million. However, our position is well supported and we would vigorously contest any such disallowance. If the IRS were to disallow some or all of the capital loss claimed, it is likely and anticipated that any resolution of this matter would entail efforts to resolve it favorably including administrative appeals and litigation extending over several years. An unfavorable result could require future cash expenditures but would have minimal, if any, impact on our consolidated results of operations.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Commitments and Contingencies

We are subject to extensive and evolving laws and regulations and have implemented our own environmental safeguards to respond to regulatory requirements. In the normal course of conducting our operations, we may become involved in certain legal and administrative proceedings. Some of these actions may result in fines, penalties or judgments against us, which may have an impact on earnings for a particular period. We accrue for litigation and regulatory compliance contingencies when such costs are probable and reasonably estimable. We expect that matters in process at December 31, 2001, which have not been accrued in the Consolidated Balance Sheets, will not have a material adverse effect on our consolidated liquidity, financial position or results from operations.

In connection with certain acquisitions, we have entered into agreements to pay royalties based on waste tonnage disposed at specified landfills. The payments are generally payable quarterly and amounts earned, but not paid, are accrued in the accompanying Consolidated Balance Sheets.

We have operating lease agreements for service facilities, office space and equipment. Future minimum payments under non-cancelable operating leases with terms in excess of one year are as follows (in thousands):

December 31, 2001

2002	$29,390

2003	27,531

2004	23,437

2005	19,479

2006	16,956

Thereafter	52,295

Rental expense under such operating leases was approximately $26.3 million, $31.0 million and $26.9 million for each of the three years ended December 31, 2001, respectively.

We have entered into employment agreements with certain of our executive officers for periods up to three years. We have agreed to pay severance amounts equal to a multiple of defined compensation under certain circumstances. In the event of a change in control, as defined in the employment agreements, we would be required to make substantial severance payments. If an Executive Employment Agreement is terminated by an employee for Good Reason (as defined in the Executive Employment Agreement), the Company is obligated to pay an amount equal to the largest annual bonus paid to the employee for any of the last three years preceding the date of termination and to continue making base salary payments through the term of the agreement. If an Executive Employment Agreement is terminated by an employee for Good Reason or by the Company without Cause and a Change in Control (as defined in the Executive Employment Agreement) has occurred within the two years preceding or one year following the date of termination, the Company is obligated to pay an additional amount equal to two times the sum of the employee’s base salary on the date of termination and the bonus paid to the employee for the previous year.

We carry a broad range of insurance coverage for protection of our assets and operations from certain risks, including environmental impairment liability insurance for certain landfills.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We are also required to provide financial assurances to governmental agencies under applicable environmental regulations relating to our landfill operations and collection contracts. These financial assurance requirements are satisfied by our providing performance bonds, letters of credit, insurance policies or trust deposits to secure our obligations as they relate to landfill closure and post-closure costs and performance under certain collection contracts. At December 31, 2001, we had outstanding approximately $1.6 billion in financial assurance instruments relating to our landfill operations, represented by $407.2 million of surety bonds, $1,026.8 million of insurance policies, $49.2 million of trust deposits and $97.5 million of letters of credit. During calendar year 2002, we expect no material increase in financial assurance obligations relating to our landfill operations and collection contracts although the mix of financial assurance instruments may change in the future. Additionally we have approximately $460 million in operational performance bonds with various municipalities and approximately $95 million of financial guarantee bonds for self-insurance.

We have issued bank letters of credit in the aggregate amount of approximately $508 million at December 31, 2001, including approximately $97.5 million relating to financial assurances to government agencies. These financial instruments are issued in the normal course of business and are not reflected in the accompanying Consolidated Balance Sheets. The underlying obligations of the financial instruments are valued based on the likelihood of performance being required. We do not expect any material losses to result from these off balance sheet instruments based on historical results.

15. Related Party Transactions

Transactions with related parties are entered into only upon approval by a majority of our independent directors and only upon terms comparable to those that would be available from unaffiliated parties. We have outstanding employee loans of approximately $6 million to current or former employees.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.	Segment Reporting

We classify our operations into two areas: East and West and the following eight U.S. geographic regions: Atlantic, Central, Great Lakes, Midwest, Northeast, Southeast, Southwest and West. Our revenues are derived from one industry segment, which includes the collection, transfer, recycling and disposal of non-hazardous solid waste. We evaluate performance based on several factors, of which the primary financial measure is EBITDA before acquisition related and unusual costs. The accounting policies of the business segments are the same as those described in the Organization and Summary of Significant Accounting Policies (See Note 1). The tables below reflect certain geographic information relating to our operations (in thousands):

			Great
	Atlantic	Central	Lakes	Midwest	Northeast	Southeast	Southwest	West	Other(1)	Total

2001:

Revenues from external customers	$575,627	$520,095	$611,982	$479,711	$832,004	$780,578	$792,106	$933,376	$39,781	$5,565,260

Intersegment revenues	89,850	125,228	157,452	128,043	219,381	118,122	135,427	198,092	—	1,171,595

Depreciation and amortization	66,042	71,306	92,732	74,726	86,454	91,089	105,134	98,204	7,349	693,036

EBITDA before non-recurring charges	210,090	179,959	266,708	221,635	191,019	260,925	285,751	371,169	(55,949)	1,931,307

Total assets	1,262,315	1,326,558	1,522,332	1,394,440	1,843,380	1,830,776	1,862,702	2,375,444	12,703,327	26,121,274

Capital expenditures	48,179	53,079	56,830	59,635	48,394	54,386	88,147	82,925	9,337	500,912

2000:

Revenues from external customers	$604,334	$529,003	$638,100	$483,240	$943,281	$772,027	$754,432	$950,664	$32,404	$5,707,485

Intersegment revenues	89,198	123,993	159,468	115,807	204,666	111,077	126,124	209,361	—	1,139,694

Depreciation and amortization	64,949	68,111	95,513	71,600	84,546	81,011	96,663	104,972	6,673	674,038

EBITDA before non-recurring charges	211,525	180,711	250,669	228,711	244,217	296,104	297,181	354,788	(54,006)	2,009,900

Total assets	1,237,401	1,332,753	1,708,010	1,531,835	2,083,952	1,627,026	1,772,697	2,663,654	12,042,318	25,999,646

Capital expenditures	38,202	47,833	46,162	33,276	36,196	39,841	60,737	82,431	5,240	389,918

1999:

Revenues from external customers	$313,656	$405,557	$437,978	$323,984	$516,517	$308,742	$400,557	$616,799	$17,281	$3,341,071

Intersegment revenues	56,841	94,918	119,244	72,353	94,704	49,315	79,606	104,529	—	671,510

Depreciation and amortization	38,322	43,960	64,549	45,131	47,784	35,020	58,385	50,943	—	384,094

EBITDA before non-recurring charges	105,563	124,251	182,995	139,132	124,179	101,610	159,094	212,204	11,713	1,160,741

Total assets	1,467,231	1,005,625	1,801,617	1,464,808	2,233,476	1,670,626	1,928,064	2,065,265	11,904,199	25,540,911

Capital expenditures	49,363	57,931	64,966	40,381	20,821	16,784	27,593	54,699	6,654	339,192

(1)	Amounts relate primarily to our subsidiaries which provide services throughout the organization and not on a regional basis.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of reportable segment primary financial measures and assets to operating income and total assets, respectively (in thousands):

	Years Ended December 31,

	2001	2000	1999

Operating income:

Total EBITDA before acquisition related and unusual costs for reportable segments	$1,931,307	$2,009,900	$1,160,741

Depreciation and amortization for reportable segments	693,036	674,038	384,094

Acquisition related and unusual costs	27,785	100,841	588,855

Non-cash loss on asset sale	107,011	26,486	—

Operating income	$1,103,475	$1,208,535	$187,792

	December 31,

	2001	2000

Assets:

Total assets for reportable segments	$26,121,274	$25,999,646

Elimination of investments	(11,774,181)	(11,486,012)

Total assets	$14,347,093	$14,513,634

Amounts and percentages of our total revenue attributable to services provided (in thousands, except percentages):

	Years Ended December 31,

	2001		2000		1999

Collection	$4,203,897	62.4%	$4,227,680	61.7%	$2,422,628	60.4%

Disposal(1)	2,104,467	31.3	1,993,276	29.1	1,261,106	31.4

Recycling	231,995	3.4	384,027	5.6	203,632	5.1

Other	196,496	2.9	242,196	3.6	125,215	3.1

	6,736,855	100.0%	6,847,179	100.0%	4,012,581	100.0%

Intercompany	(1,171,595)		(1,139,694)		(671,510)

Reported revenues	$5,565,260		$5,707,485		$3,341,071

(1)  Transfer revenues are included in disposal.

We are expanding our existing organizational structure in 2002, increasing the number of areas, regions and districts (see Note 19). There will be four areas, Eastern, Southern, Central and Western by which we will primarily manage our business. The areas are further divided into twelve regions: Atlantic, Capitol, Great Lakes, Midwest, Midsouth, Mountain, North Central, Northeast, Northwest, Pacific, Southeast and Southwest. The number of districts reporting to the regions will increase by twelve overall. These modifications are being implemented to provide our field operators better flexibility to manage profitability by reducing the amount of revenue for which each is responsible for managing.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.     Selected Quarterly Financial Data (unaudited)

The following table summarizes the unaudited consolidated quarterly results of operations as reported for 2001 and 2000 (in thousands, except per share amounts):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

2001

Revenues:	$1,353,838	$1,412,865	$1,413,400	$1,385,157

Gross profit:	573,774	613,364	607,715	575,198

Income (loss) before extraordinary loss:	(8,998)	53,158	18,292	13,007

Net income (loss) available to common shareholders:	(36,021)	35,108	(252)	(13,361)

Basic earnings (loss) per common share available to common stockholders:

Before extraordinary loss, net of income tax benefit	(0.14)	0.19	—	(0.03)

Net income (loss) available to common shareholders	(0.19)	0.19	—	(0.07)

Diluted earnings (loss) per common share available to common stockholders:

Before extraordinary loss, net of income tax benefit	(0.14)	0.18	—	(0.03)

Net income (loss) available to common shareholders	(0.19)	0.18	—	(0.07)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

2000

Revenues:	$1,378,293	$1,461,854	$1,474,731	$1,392,607

Gross profit:	568,337	611,733	640,608	606,780

Income before extraordinary loss:	24,957	47,696	28,740	36,260

Net income available to common shareholders:	1,863	30,817	4,618	18,637

Basic earnings (loss) per common share available to common stockholders:

Before extraordinary loss, net of income tax benefit	0.04	0.16	0.06	0.10

Net income (loss) available to common shareholders	0.01	0.16	0.02	0.10

Diluted earnings (loss) per common share available to common stockholders:

Before extraordinary loss, net of income tax benefit	0.04	0.16	0.06	0.10

Net income (loss) available to common shareholders	0.01	0.16	0.02	0.10

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.	Consolidating Financial Statements of Allied Waste Industries, Inc.

As discussed in Note 5, the 1998 Senior Notes, 1999 Notes, 1999 Credit Facility, and the 2001 Senior Notes issued by Allied NA (our wholly owned subsidiary) are guaranteed by us. All guarantees (including those of the guarantor subsidiaries) are full, unconditional and joint and several of Allied NA’s and BFI’s debt. All of the debt issuances discussed above have the same issuer, guarantor and non-guarantors. Presented below are Condensed Consolidating Balance Sheets as of December 31, 2001 and 2000 and the related Condensed Consolidating Statements of Operations and Cash Flows for the years ended December 31, 2001, 2000 and 1999 of Allied Waste Industries, Inc. (Parent), Allied NA (Issuer), the guarantor subsidiaries (Guarantors) and the subsidiaries which are not guarantors (Non-guarantors) (in thousands).

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING BALANCE SHEET
(in thousands)

	December 31, 2001

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated

ASSETS

Current Assets —

Cash and cash equivalents	$149	$8,851	$115,726	$34,115	$—	$158,841

Accounts receivable, net	—	—	734,267	17,149	—	751,416

Prepaid and other current assets	—	—	90,686	41,340	—	132,026

Deferred income taxes, net	—	—	156,203	—	—	156,203

Total current assets	149	8,851	1,096,882	92,604	—	1,198,486

Property and equipment, net	—	—	3,776,651	234,235	—	4,010,886

Goodwill, net	—	—	8,484,468	72,409	—	8,556,877

Investment in subsidiaries	2,709,187	4,372,354	—	—	(7,081,541)	—

Other assets, net	—	165,320	364,553	50,971	—	580,844

Total assets	$2,709,336	$4,546,525	$13,722,554	$450,219	$(7,081,541)	$14,347,093

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities —

Current portion of long-term debt	$—	$—	$11,780	$10,350	$—	$22,130

Accounts payable	—	—	447,143	8,920	—	456,063

Accrued closure, post-closure and environmental costs	—	—	126,885	—	—	126,885

Accrued interest	—	165,601	27,271	—	—	192,872

Other accrued liabilities	30,723	—	293,022	79,071	—	402,816

Unearned revenue	—	—	230,359	2,410	—	232,769

Total current liabilities	30,723	165,601	1,136,460	100,751	—	1,433,535

Long-term debt, less current portion	—	8,113,711	1,068,217	55,575	—	9,237,503

Deferred income taxes	—	—	418,805	31	—	418,836

Accrued closure, post-closure and environmental costs	—	—	875,566	2,440	—	878,006

Due to/(from) parent	824,670	(6,414,670)	5,643,467	(53,467)	—	—

Other long-term obligations	14,000	—	609,905	485	—	624,390

Commitments and contingencies

Series A Senior Convertible Preferred Stock	1,169,044	—	—	—	—	1,169,044

Stockholders’ Equity	670,899	2,681,883	3,970,134	344,404	(7,081,541)	585,779

Total liabilities and stockholders’ equity	$2,709,336	$4,546,525	$13,722,554	$450,219	$(7,081,541)	$14,347,093

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING BALANCE SHEET
(in thousands)

	December 31, 2000

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated

ASSETS

Current Assets —

Cash and cash equivalents	$959	$2,669	$117,840	$626	$—	$122,094

Accounts receivable, net	—	—	815,695	7,564	—	823,259

Prepaid and other current assets	—	—	116,184	3,299	—	119,483

Deferred income taxes, net	—	—	206,867	—	—	206,867

Total current assets	959	2,669	1,256,586	11,489	—	1,271,703

Property and equipment, net	—	—	3,837,956	22,582	—	3,860,538

Goodwill, net	—	—	8,611,185	106,253	—	8,717,438

Investment in subsidiaries	2,199,919	3,643,335	—	—	(5,843,254)	—

Other assets, net	—	188,018	475,937	—	—	663,955

Total assets	$2,200,878	$3,834,022	$14,181,664	$140,324	$(5,843,254)	$14,513,634

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities —

Current portion of long-term debt	$—	$110,000	$(96,003)	$—	$—	$13,997

Accounts payable	—	—	468,565	7,768	—	476,333

Accrued closure, post-closure and environmental costs	—	—	153,226	—	—	153,226

Accrued interest	—	138,481	27,473	—	—	165,954

Other accrued liabilities	29,254	—	521,906	12,994	—	564,154

Unearned revenue	—	—	223,661	2,427	—	226,088

Total current liabilities	29,254	248,481	1,298,828	23,189	—	1,599,752

Long-term debt, less current portion	—	8,455,745	1,179,379	—	—	9,635,124

Deferred income taxes	—	—	358,606	31	—	358,637

Accrued closure, post-closure and environmental costs	—	—	877,868	2,712	—	880,580

Due to/(from) parent	(403,965)	(7,070,123)	6,718,413	(52,255)	—	—

Other long-term obligations	—	—	269,997	1,885	—	271,882

Commitments and contingencies Series A Senior Convertible Preferred Stock	1,096,046	—	—	—	—	1,096,046

Stockholders’ Equity	671,613	(2,199,919)	3,478,573	164,762	(5,843,254)	671,613

Total liabilities and stockholders’ equity	$2,200,878	$3,834,022	$14,181,664	$140,324	$(5,843,254)	$14,513,634

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATING STATEMENT OF OPERATIONS
(in thousands)

	Year Ended December 31, 2001

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated

Revenues	$—	$—	$5,363,202	$202,058	$—	$5,565,260

Cost of operations excluding acquisition related and unusual costs	—	—	3,069,018	126,191	—	3,195,209

Selling, general and administrative expenses excluding acquisition related and unusual costs	10,845	—	421,880	6,019	—	438,744

Depreciation and amortization	—	—	451,434	14,889	—	466,323

Goodwill amortization	—	—	224,613	2,100	—	226,713

Acquisition related and unusual costs	—	—	27,785	—	—	27,785

Non-cash loss on asset sale	—	—	107,011	—	—	107,011

Operating (loss) income	(10,845)	—	1,061,461	52,859	—	1,103,475

Equity in earnings of unconsolidated affiliates	—	—	(14,072)	—	—	(14,072)

Equity in earnings of subsidiaries	(15,841)	(455,833)	—	—	471,674	—

Interest income	—	—	(4,524)	(1,548)	—	(6,072)

Interest expense	251	747,501	101,847	4,054	—	853,653

Intercompany interest expense (income)	(78,758)	(38,127)	115,820	1,065	—	—

Management fees	(5,000)	—	4,301	699	—	—

Income (loss) before income taxes	88,503	(253,541)	858,089	48,589	(471,674)	269,966

Income tax expense (benefit)	30,017	(280,203)	422,481	18,539	—	190,834

Minority interest	—	—	3,673	—	—	3,673

Income (loss) before extraordinary loss	58,486	26,662	431,935	30,050	(471,674)	75,459

Extraordinary loss, net of income tax benefit	—	16,973	—	—	—	16,973

Net income (loss)	58,486	9,689	431,935	30,050	(471,674)	58,486

Dividends on preferred stock	73,012	—	—	—	—	73,012

Net income (loss) available to common shareholders	$(14,526)	$9,689	$431,935	$30,050	$(471,674)	$(14,526)

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING STATEMENT OF OPERATIONS
(in thousands)

	Year Ended December 31, 2000

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated

Revenues	$—	$—	$5,631,419	$76,066	$—	$5,707,485

Cost of operations excluding acquisition related and unusual costs	—	—	3,229,820	50,207	—	3,280,027

Selling, general and administrative expenses excluding acquisition related and unusual costs	8,443	—	404,066	5,049	—	417,558

Depreciation and amortization	—	—	446,229	4,565	—	450,794

Goodwill amortization	—	—	220,401	2,843	—	223,244

Acquisition related and unusual costs	—	—	99,103	1,738	—	100,841

Non-cash loss on asset sale	—	—	26,486	—	—	26,486

Operating (loss) income	(8,443)	—	1,205,314	11,664	—	1,208,535

Equity in earnings of unconsolidated affiliates	—	—	(50,788)	—	—	(50,788)

Equity in earnings of subsidiaries	(83,876)	(555,077)	—	—	638,953	—

Interest income	—	—	(4,143)	16	—	(4,127)

Interest expense	—	798,969	83,313	—	—	882,282

Intercompany interest expense (income)	(72,528)	(42,051)	116,462	(1,883)	—	—

Management fees	(5,000)	—	2,384	2,616	—	—

Income (loss) before income taxes	152,961	(201,841)	1,058,086	10,915	(638,953)	381,168

Income tax expense (benefit)	28,574	(298,983)	504,079	3,870	—	237,540

Minority interest	—	—	5,975	—	—	5,975

Income (loss) before extraordinary loss	124,387	97,142	548,032	7,045	(638,953)	137,653

Extraordinary loss, net of income tax benefit	—	13,266	—	—	—	13,266

Net income (loss)	124,387	83,876	548,032	7,045	(638,953)	124,387

Dividends on preferred stock	68,452	—	—	—	—	68,452

Net income (loss) available to common shareholders	$55,935	$83,876	$548,032	$7,045	$(638,953)	$55,935

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING STATEMENT OF OPERATIONS
(in thousands)

	Year Ended December 31, 1999

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated

Revenues	$—	$—	$3,310,293	$30,778	$—	$3,341,071

Cost of operations excluding acquisition related and unusual costs	—	—	1,929,751	19,213	—	1,948,964

Selling, general and administrative expenses excluding acquisition related and unusual costs	3,302	—	226,044	2,020	—	231,366

Depreciation and amortization	—	—	271,247	2,121	—	273,368

Goodwill amortization	—	—	109,545	1,181	—	110,726

Acquisition related and unusual costs	—	—	588,092	763	—	588,855

Operating (loss) income	(3,302)	—	185,614	5,480	—	187,792

Equity in earnings of unconsolidated affiliates	—	—	(20,785)	—	—	(20,785)

Equity in earnings of subsidiaries	338,395	96,415	—	—	(434,810)	—

Interest income	(4,028)	—	(3,156)	(28)	—	(7,212)

Interest expense	—	394,309	48,735	—	—	443,044

Intercompany interest expense (income)	(77,329)	330	72,948	4,051	—	—

Management fees	(5,000)	—	3,070	1,930	—	—

Income (loss) before income taxes	(255,340)	(491,054)	84,802	(473)	434,810	(227,255)

Income tax expense (benefit)	33,388	(155,882)	114,010	(272)	—	(8,756)

Minority interest	—	—	2,751	—	—	2,751

Income (loss) before extraordinary loss and cumulative effect of change in accounting principle	(288,728)	(335,172)	(31,959)	(201)	434,810	(221,250)

Extraordinary loss, net of income tax benefit	—	3,223	—	—	—	3,223

Cumulative effect of change in accounting principle, net of income tax benefit	—	—	64,255	—	—	64,255

Net income (loss)	(288,728)	(338,395)	(96,214)	(201)	434,810	(288,728)

Dividends on preferred stock	27,789	—	—	—	—	27,789

Net income (loss) available to common shareholders	$(316,517)	$(338,395)	$(96,214)	$(201)	$434,810	$(316,517)

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31, 2001

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated

Cash (used for) provided by operating activities	$(7,211)	$(553,893)	$1,431,064	$35,254	$—	$905,214

Investing activities —

Cost of acquisitions, net of cash acquired	—	—	(249,462)	—	—	(249,462)

Proceeds from divestitures, net of cash divested	—	—	359,866	—	—	359,866

Accruals for acquisition price and severance costs	—	—	(1,668)	—	—	(1,668)

Capital expenditures, excluding acquisitions	—	—	(275,232)	(225,680)	—	(500,912)

Capitalized interest	—	—	(45,704)	—	—	(45,704)

Proceeds from sale of fixed assets	—	—	30,665	214	—	30,879

Other investing activities	—	—	(28,344)	1,297	—	(27,047)

Cash used for investing activities	—	—	(209,879)	(224,169)	—	(434,048)

Financing activities —

Net proceeds from sale of common stock and exercise of stock options and warrants	6,401	—	—	—	—	6,401

Proceeds from long-term debt, net of issuance costs	—	2,729,053	(42,224)	69,000	—	2,755,829

Repayments of long-term debt	—	(3,180,428)	(13,146)	(3,075)	—	(3,196,649)

Intercompany and capital funding between issuer and subsidiary	—	1,011,450	(1,167,929)	156,479	—	—

Cash provided by (used for) financing activities	6,401	560,075	(1,223,299)	222,404	—	(434,419)

Increase (decrease) in cash and cash equivalents	(810)	6,182	(2,114)	33,489	—	36,747

Cash and cash equivalents, beginning of period	959	2,669	117,840	626	—	122,094

Cash and cash equivalents, end of period	$149	$8,851	$115,726	$34,115	$—	$158,841

	Year Ended December 31, 2000

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated

Cash (used for) provided by operating activities	$(4,524)	$(656,516)	$1,494,100	$(29,744)	$—	$803,316

Investing activities —

Cost of acquisitions, net of cash acquired	—	—	(802,876)	—	—	(802,876)

Proceeds from divestitures, net of cash divested	—	—	1,039,182	—	—	1,039,182

Accruals for acquisition price and severance costs	—	—	(27,820)	—	—	(27,820)

Capital expenditures, excluding acquisitions	—	—	(388,064)	(1,854)	—	(389,918)

Capitalized interest	—	—	(45,352)	—	—	(45,352)

Proceeds from sale of fixed assets	—	—	42,842	32	—	42,874

Other investing activities	—	—	(73,756)	47,715	—	(26,041)

Cash (used for) provided by investing activities	—	—	(255,844)	45,893	—	(209,951)

Financing activities —

Net proceeds from sale of common stock and exercise of stock options and warrants	1,724	—	—	—	—	1,724

Proceeds from long-term debt, net of issuance costs	—	2,202,000	—	—	—	2,202,000

Repayments of long-term debt	—	(2,506,496)	(289,904)	—	—	(2,796,400)

Intercompany between issuer and subsidiaries	—	963,681	(950,645)	(13,036)	—	—

Cash provided by (used in) financing activities	1,724	659,185	(1,240,549)	(13,036)	—	(592,676)

Increase (decrease) in cash and cash equivalents	(2,800)	2,669	(2,293)	3,113	—	689

Cash and cash equivalents, beginning of period	3,759	—	120,133	(2,487)	—	121,405

Cash and cash equivalents, end of period	$959	$2,669	$117,840	$626	$—	$122,094

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31, 1999

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated

Cash (used for) provided by operating activities	$(981,443)	$(574,877)	$2,044,069	$1,262	$—	$489,011

Investing activities —

Cost of acquisitions, net of cash acquired	—	—	(7,589,597)	—	—	(7,589,597)

Proceeds from divestitures, net of cash divested	—	—	468,880	—	—	468,880

Accruals for acquisition price and severance costs	—	—	15,171	—	—	15,171

Capital expenditures, excluding acquisitions	—	—	(335,922)	(3,270)	—	(339,192)

Capitalized interest	—	—	(25,474)	—	—	(25,474)

Proceeds from sale of fixed assets	—	—	53,246	—	—	53,246

Other investing activities	—	—	(45,566)	—	—	(45,566)

Cash used for investing activities	—	—	(7,459,262)	(3,270)	—	(7,462,532)

Financing activities —

Net proceeds from sale of common stock and exercise of stock options and warrants	—	—	10,198	—	—	10,198

Proceeds from preferred stock	973,881	—	—	—	—	973,881

Proceeds from long-term debt, net of issuance costs	10,189	8,929,272	(267,166)	—	—	8,672,295

Repayments of long-term debt	—	(2,056,893)	(544,297)	—	—	(2,601,190)

Intercompany between issuer and subsidiaries	—	(6,296,680)	6,298,079	(1,399)	—	—

Cash provided by (used in) financing activities	984,070	575,699	5,496,814	(1,399)	—	7,055,184

Increase (decrease) in cash and cash equivalents	2,627	822	81,621	(3,407)	—	81,663

Cash and cash equivalents, beginning of period	1,132	(822)	38,512	920	—	39,742

Cash and cash equivalents, end of period	$3,759	$—	$120,133	$(2,487)	$—	$121,405

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. Subsequent Events

Income Taxes —

As discussed in footnote 13, we are currently under examination by various state and federal taxing authorities for certain tax years. A federal audit for the years ended December 31, 1998 and 1999, as well as BFI tax years ended September 30, 1996 through July 30, 1999 in ongoing. As discussed in footnote 13, there was the possibility that the IRS could seek to disallow some or all of a capital loss included in BFI’s July 30, 1999 tax return and such a disallowance could have a tax effect of up to $360 million.

During the second quarter of 2002, we received notification from the IRS disallowing all of the capital loss referred to above. If such disallowance were ultimately fully sustained, we now estimate we could owe additional federal and state tax of up $310 million and accrued interest through June 30, 2002 of approximately $35 million. We also received notification from the IRS assessing a penalty of between 20% and 40% of the additional income tax resulting from the disallowance.

We continue to believe our position is well supported and we will vigorously contest the disallowance. Because of several meritorious defenses, we believe the successful assertion of penalties is remote. It is likely and anticipated that the resolution of this matter will entail efforts including administrative appeals and litigation extending over several years. An unfavorable result could require future cash expenditures but should have minimal, if any, impact on our consolidated results of operations.

Investments in Unconsolidated Affiliates —

As discussed in footnote 4, on April 30, 2001, we modified our ownership structure of four Ref-Fuel facilities to give American Ref-Fuel Company LLC operational control and we retained a minority interest. In connection with the modification of the ownership structure, we had an option to exchange our minority interest in the four Ref-Fuel facilities for the 99% interest in our equipment purchasing subsidiaries owned by subsidiaries of American Ref-Fuel Company LLC. We exercised the exchange option and completed the exchange on April 30, 2002. As of June 30, 2002, we no longer have any interest in the Ref-Fuel entities and we own 100% of the equipment purchasing subsidiaries. The assets, liabilities and operations of the equipment purchasing subsidiaries have been and continue to be fully consolidated in our financial statements.

Extinguishment of Debt —

In August 2002, we repaid the 2001 subsidiary line of credit prior to its maturity date. In connection with this repayment, we recorded an expense of approximately $7.7 million ($4.6 million, net of tax) for the write-off of deferred debt issuance costs and $3.2 million ($1.9 million, net of tax) for a prepayment penalty paid. The 2001 subsidiaries line of credit was repaid with the cash from operations and the Revolving Credit Facility.

Recently adopted accounting pronouncements —

As discussed in footnote 1, upon adoption of FAS 142 on January 1, 2002, we tested our existing goodwill for realizability and determined that we had no impairment. We tested our existing goodwill for realizability by applying a fair value based test to each of our reporting units, which is defined as our four reporting segments. The calculation of fair value is subject to judgments and estimates. We estimate fair value of our reporting segments based on net cash flows discounted using a weighted-average cost of capital of approximately 8%. The estimated fair value could change as there are future changes in our cost of debt, interest rates, ability to perform at levels that were forecasted or our market capitalization. Since the cash flow and net book value vary by reporting segment, the degree of excess fair value also varies by reporting segment. Excess fair value is defined as the amount by which the estimated fair value exceeds the net book value. The impairment test will be completed annually, or more frequently under certain conditions. There have been no events during 2002 that would trigger such an evaluation.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the past, we have incurred non-cash losses on sales of assets when we believed that re-deployment of proceeds from the sale of such assets could improve operations and was economically beneficial. If such decisions are made in the future, we could incur additional non-cash losses on asset sales. Under SFAS 142, we evaluate goodwill impairment at our reporting segment level, which is an aggregate of several vertically integrated businesses with similar operational characteristics. There is a range of cash earnings from the businesses within the vertically integrated asset groups. A divestiture of any individual asset below the reporting segment level could result in a loss. At the time of a divestiture of an individual business unit within a reporting segment, goodwill is allocated to that business unit and a gain or loss on disposal is derived. Subsequently, the remaining goodwill in the reporting segment that the assets were divested from would be re-allocated to the remaining operations and be re-evaluated for realizability, which could result in an additional loss being recognized.

The following calculation adjusts net income (loss) before extraordinary loss and cumulative effect of change in accounting principle to exclude goodwill amortization expense and the related tax effects (in thousands):

	For the years ended December 31,

	2001	2000	1999

Reported net income (loss) before extraordinary loss and cumulative effect of change in accounting principle	$75,459	$137,653	$(221,250)

Add: goodwill amortization, net of tax effect	205,061	202,831	96,124

Adjusted income (loss) before extraordinary loss	280,520	340,484	(125,126)

Less: dividends on preferred stock	73,012	68,452	27,789

Adjusted net income (loss) available to common shareholders before extraordinary loss	207,508	272,032	(152,915)

Extraordinary loss, net of taxes	16,973	13,266	3,223

Cumulative effect of change in accounting principle, net of taxes	—	—	64,255

Adjusted net income (loss) available to common shareholders	$190,535	$258,766	$(220,393)

EPS before extraordinary loss and cumulative effect of change in accounting principle:

Basic as reported	$0.01	$0.37	$(1.33)

Goodwill amortization, net of tax effect	1.08	1.07	0.52

Basic as adjusted to exclude goodwill amortization	$1.09	$1.44	$(0.81)

Diluted as reported	$0.01	$0.36	$(1.33)

Goodwill amortization, net of tax effect	1.05	1.00	0.52

Diluted as adjusted to exclude goodwill amortization	$1.06	$1.36	$(0.81)

EPS:

Basic as reported	$(0.07)	$0.30	$(1.69)

Goodwill amortization, net of tax effect	1.08	1.07	0.52

Basic as adjusted to exclude goodwill amortization	$1.01	$1.37	$(1.17)

Diluted as reported	$(0.07)	$0.29	$(1.69)

Goodwill amortization, net of tax effect	1.05	1.02	0.52

Diluted as adjusted to exclude goodwill amortization	$0.98	$1.31	$(1.17)

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recently issued accounting pronouncements —

In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, amendment of FASB Statement No. 13, and Technical Corrections (SFAS 145), which among other things, restricts the classification of gains and losses from extinguishment of debt as extraordinary such that most debt extinguishment gains and losses will no longer be classified as extraordinary. SFAS 145 is effective January 1, 2003. Upon adoption, gains and losses on certain future debt extinguishment, if any, will be recorded in pre-tax income. In addition, extraordinary losses of $17.0 million, $13.3 million and $3.2 million, net of tax for the years ended December 31, 2001, 2002 and 1999, respectively, will be reclassified to income before extraordinary loss to conform to the requirements under SFAS 145.

In July 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146), which prescribes the financial accounting and reporting for costs associated with exit or disposal activities. SFAS 146 excludes from its scope exit and disposal activities that are in connection with a business combination and those activities to which SFAS 143 and 144 are applicable. SFAS 146 is effective for exit and disposal activities that are initiated after December 31, 2002.

Segment Reporting —

As of January 1, 2002, we expanded our existing infrastructure by increasing the number of areas, regions and districts. As a result of the change in our infrastructure, we now manage our operations through four geographic operating and reporting segments: Eastern, Southern, Central and Western. Each area is responsible for managing several vertically integrated operations, which are organized into three regions. Results by segment have been restated in the table below for the year ended December 31, 2001 to reflect this change (in thousands, unaudited):

	Eastern	Southern	Central	Western	Other(1)	Total

2001:

Revenues from external customers	$1,614,794	$1,370,964	$1,381,464	$1,158,402	$34,636	$5,565,260

Intersegment revenues	384,625	252,941	319,995	214,034	—	1,171,595

Depreciation and amortization	192,113	171,142	195,123	127,313	7,3495	693,036

EBITDA before non-recurring charges	494,038	527,723	526,300	445,922	(62,676)	1,931,307

Total assets	3,873,583	3,272,710	3,466,630	2,854,120	875,050	14,347,093

Capital expenditures	113,275	119,403	157,324	101,563	9,337	500,912

(1)	Amounts relate primarily to our subsidiaries which provide services throughout the organization and not on a regional basis.

Results for years end December 2000 and 1999 were unable to be restated due to the impracticability of gathering such information. Reconciliation of reportable segment primary financial measures to operating income (in thousands, unaudited):

For the year ended
December 31, 2001

Income before taxes:

Total EBITDA before acquisition related and unusual costs for reportable segments	$1,931,307

Depreciation and amortization for reportable segments	693,036

Acquisition related and unusual costs	27,785

Non-cash loss on asset sale	107,011

Equity in earnings of unconsolidated affiliates	(14,072)

Interest expense and other	847,581

Income before taxes	$269,966

Exhibit List

Exhibit No.	Description

23.1*	Consent of PricewaterhouseCoopers, LLP

                                  *   Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, Allied Waste Industries, Inc., has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALLIED WASTE INDUSTRIES, INC.

By:	/s/ THOMAS W. RYAN Thomas W. Ryan Executive Vice President & Chief Financial Officer

Date: August 19, 2002

Exhibit Index

Exhibit No.	Description

23.1*	Consent of PricewaterhouseCoopers, LLP

                                  *   Filed herewith